                                                                   Exhibit 10.56

                                 LEASE AGREEMENT

                           MPT OF BUCKS COUNTY, L.P.,
                         A Delaware limited partnership

                                     Lessor

                                       AND

                    BUCKS COUNTY ONCOPLASTIC INSTITUTE, LLC,
                      a Delaware limited liability company

                                     Lessee

              Property: Twenty-four (24)-Bed Hospital Facility and
                      incorporated Medical Office Building
                      Bensalem, Bucks County, Pennsylvania

                               September 16, 2005

                                Table of Contents

                                                                                                              Page
                                                                                                              ----
LEASE AGREEMENT    .........................................................................................    i
LEASE              .........................................................................................    1
ARTICLE I          LEASED PROPERTY; TERM....................................................................    1
ARTICLE II         DEFINITIONS..............................................................................    2
ARTICLE III        RENT.....................................................................................   11
     3.1           Construction Period Rent; Base Rent; Percentage Rent.....................................   11
     3.2           Additional Charges.......................................................................   12
     3.3           Absolute Net Lease.......................................................................   12
ARTICLE IV         IMPOSITIONS..............................................................................   13
     4.1           Payment of Impositions...................................................................   13
     4.2           Adjustment of Impositions................................................................   13
     4.3           Utility Charges..........................................................................   13
     4.4           Insurance Premiums.......................................................................   14
ARTICLE V          NO TERMINATION...........................................................................   14
     5.1           Acknowledgment...........................................................................   13
ARTICLE VI         OWNERSHIP OF LAND AND PERSONAL PROPERTY..................................................   14
     6.1           Ownership of the Land....................................................................   14
     6.2           Lessee's Personal Property...............................................................   14
ARTICLE VII        CONDITION AND USE OF LEASED PROPERTY.....................................................   15
     7.1           Condition of the Leased Property.........................................................   15
     7.2           Use of the Leased Property...............................................................   15
     7.3           Lessor to Grant Easements................................................................   16
ARTICLE VIII       LEGAL AND INSURANCE REQUIREMENTS.........................................................   16
     8.1           Compliance with Legal and Insurance Requirements.........................................   16
     8.2           Legal Requirement Covenants..............................................................   17
     8.3           Hazardous Materials......................................................................   17
     8.4           Healthcare Laws..........................................................................   18
     8.5           Representations and Warranties...........................................................   16
ARTICLE IX         REPAIRS; RESTRICTIONS....................................................................   19
     9.1           Maintenance and Repair...................................................................   19
     9.2           Encroachments; Restrictions..............................................................   20
ARTICLE X          CAPITAL ADDITIONS........................................................................   21
     10.1          Construction of Capital Additions to the Leased Property.................................   21
     10.2          Capital Additions Financed by Lessee.....................................................   21
     10.3          Capital Additions Financed by Lessor.....................................................   22
     10.4          Salvage..................................................................................   24
ARTICLE XI         LIENS....................................................................................   24
ARTICLE XII        PERMITTED CONTESTS.......................................................................   24
ARTICLE XIII       INSURANCE................................................................................   25
     13.1          General Insurance Requirements...........................................................   25
     13.2          Additional Insurance.....................................................................   27

                               Table of Contents
                                  (continued)

                                                                                                              Page
                                                                                                              ----
     13.3          Waiver of Subrogation....................................................................   27
     13.4          Form of Insurance........................................................................   27
     13.5          Increase in Limits.......................................................................   28
     13.6          Blanket Policy...........................................................................   28
     13.7          No Separate Insurance....................................................................   28
ARTICLE XIV        FIRE AND CASUALTY........................................................................   28
     14.1          Insurance Proceeds.......................................................................   28
     14.2          Reconstruction in the Event of Damage
                   or Destruction Covered by Insurance......................................................   29
     14.3          Reconstruction in the Event of Damage
                   or Destruction Not Covered by Insurance..................................................   30
     14.4          Lessee's Personal Property...............................................................   30
     14.5          Restoration of Lessee's Property.........................................................   30
     14.6          No Abatement of Rent.....................................................................   30
     14.7          Damage Near End of Term..................................................................   30
     14.8          Termination of Right to Purchase and Substitution........................................   30
     14.9          Waiver...................................................................................   30
     14.10         Purchase Option Subordinate to Facility Instrument.......................................   30
ARTICLE XV         CONDEMNATION.............................................................................   31
     15.1          Definitions..............................................................................   31
     15.2          Parties' Rights and Obligations..........................................................   31
     15.3          Total Taking.............................................................................   31
     15.4          Partial Taking...........................................................................   31
     15.5          Restoration..............................................................................   31
     15.6          Award Distribution.......................................................................   31
     15.7          Temporary Taking.........................................................................   32
     15.8          Purchase Option Subordinate to Facility Instrument.......................................   32
ARTICLE XVI        DEFAULT..................................................................................   32
     16.1          Events of Default........................................................................   32
     16.2          Events of Default in Financial Covenants.................................................   37
     16.3          Additional Expenses......................................................................   39
     16.4          Waiver...................................................................................   39
     16.5          Application of Funds.....................................................................   39
     16.6          Notices by Lessor........................................................................   39
     16.7          Lessor's Contractual Security Interest...................................................   39
ARTICLE XVII       LESSOR'S RIGHT TO CURE...................................................................   39
ARTICLE XVIII      PURCHASE OF THE LEASED PROPERTY..........................................................   40
ARTICLE XIX        HOLDING OVER.............................................................................   40
ARTICLE XX         INTENTIONALLY OMITTED....................................................................   34
ARTICLE XXI        RISK OF LOSS.............................................................................   41
ARTICLE XXII       INDEMNIFICATION..........................................................................   41
ARTICLE XXIII      ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION........................................   41
         23.1      Assignment and Subletting................................................................   38

                               Table of Contents
                                  (continued)

                                                                                                              Page
                                                                                                              ----
         23.2      Sublease Limitations.....................................................................   38
         23.3      Sublease Subordination and Non-Disturbance...............................................   39
ARTICLE XXIV       OFFICER'S CERTIFICATES; FINANCIAL
                   STATEMENTS; NOTICES AND OTHER CERTIFICATES...............................................   43
ARTICLE XXV        INSPECTION AND FEES......................................................................   44
ARTICLE XXVI       NO WAIVER................................................................................   45
ARTICLE XXVII      REMEDIES CUMULATIVE......................................................................   45
ARTICLE XXVIII     SURRENDER................................................................................   45
ARTICLE XXIX       NO MERGER OF TITLE.......................................................................   45
ARTICLE XXX        TRANSFERS BY LESSOR......................................................................   46
ARTICLE XXXI       QUIET ENJOYMENT..........................................................................   46
ARTICLE XXXII      NOTICES..................................................................................   46
ARTICLE XXXIII     APPRAISAL................................................................................   47
ARTICLE XXXIV      PURCHASE RIGHTS..........................................................................   48
     34.1          Lessee's Option to Purchase..............................................................   48
     34.2          Lessor's Option to Purchase Lessee's Personal Property...................................   49
     34.3          Limitation on Lessee's Option to Purchase................................................   44
     34.4          Survival.................................................................................   49
ARTICLE XXXV       INTENTIONALLY OMITTED....................................................................   44
ARTICLE XXXVI      INTENTIONALLY OMITTED....................................................................   44
ARTICLE XXXVII     FINANCING OF THE LEASED PROPERTY.........................................................   49
     37.1          Financing by Lessor......................................................................   49
ARTICLE XXXVIII    SUBORDINATION AND NON-DISTURBANCE........................................................   49
ARTICLE XXXIX      LICENSES.................................................................................   50
ARTICLE XL         COMPLIANCE WITH HEALTHCARE LAWS..........................................................   51
ARTICLE XLI        MISCELLANEOUS............................................................................   52
     41.1          General..................................................................................   48
     41.2          Lessor's Expenses........................................................................   48
     41.3          Entire Agreement; Modifications..........................................................   52
     41.4          Lease Guaranty...........................................................................   52
     41.5          Lessor's Right to Sell...................................................................   53
     41.6          Future Financing.........................................................................   53
     41.7          Cash Deposit; Letter of Credit...........................................................   53
     41.8          Intentionally Omitted....................................................................   53
     41.9          Cash Injection...........................................................................   53
     41.10         Additional Letter of Credit..............................................................   53
     41.11         Change in Ownership/Control..............................................................   53
     41.12         Lessor Securities Offering and Filings...................................................   54
     41.13         Non-Recourse as to Lessor................................................................   54
     41.14         Subdivision, Covenants, Restrictions and Reciprocal Easements............................   54
     41.15         Force Majeure............................................................................   54
     41.16         Management Agreements....................................................................   54

                               Table of Contents
                                  (continued)

                                                                                                              Page
                                                                                                              ----
     41.17         Governing Law............................................................................   54
     41.18         Jurisdiction and Venue...................................................................   54
     41.19         Counterparts.............................................................................   54
ARTICLE XLII       MEMORANDUM OF LEASE......................................................................   56

                                 LEASE AGREEMENT

      THIS LEASE AGREEMENT (the "Lease") is dated as of the 16th day of September, 2005, and is between MPT OF BUCKS COUNTY, L.P., a Delaware limited partnership ("Lessor"), having its principal office at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and BUCKS COUNTY ONCOPLASTIC INSTITUTE, LLC, a Delaware limited liability company ("Lessee"), having its principal office at 511 Union Street, Suite 1800, Nashville, Tennessee 37219.

                                   WITNESSETH:

      WHEREAS, Lessor owns that certain real property located in Bensalem, Bucks County, Pennsylvania, which real property is more particularly described on EXHIBIT A attached hereto and incorporated herein by reference (the "Land");

      WHEREAS, Lessor plans to develop a hospital facility and a medical office building on the Land;

      WHEREAS, Lessor wishes to lease the Land and Leased Improvements (as hereinafter defined) to the Lessee and the Lessee desires to lease the Land and Leased Improvements from the Lessor; and

      WHEREAS, the parties desire to enter into this Lease on the terms and conditions hereinafter provided.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              LEASED PROPERTY; TERM

      Upon and subject to the terms and conditions hereinafter set forth, and subject to the rights of any tenants, subtenants, lessees or sublessees under any Existing Subleases as described in Section 24.1 below, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor's rights and interest in and to the following property (collectively, the "Leased Property"):

            (a) the Land;

            (b) the Facility (including the Connector) to be constructed on the Land as provided in the Development Agreement (as herein defined), all Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land and related to the Facility, and Capital Additions (hereinafter defined) financed by Lessor (collectively, the "Leased Improvements");

            (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements; and

            (d) all permanently affixed non-medical equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee's Personal Property as defined in Article II below (collectively the "Fixtures").

SUBJECT, HOWEVER, to the matters set forth on EXHIBIT B attached hereto (the "Permitted Exceptions"); Lessee shall have and hold the Leased Property for a fixed term (the "Fixed Term") commencing on the date hereof (the "Commencement Date") and ending at midnight on the last day of the one hundred and eightieth (180th) month period following the Completion Date (as hereinafter defined). Notwithstanding anything contained herein to the contrary, in the event the certificate of occupancy is not issued within ninety (90) days from the date of the Completion of the construction of the Facility or if Lessee fails to obtain its Medicare billing number within one hundred eighty (180) days from the date of Completion of the construction of the Facility, Lessor shall have the option to terminate this Lease upon fifteen (15) days prior written notice to the Lessee.

      So long as no Default or Event of Default then exists, Lessee shall have the option to extend the Fixed Term of this Lease on the same terms and conditions set forth herein for two (2) additional periods of five (5) years each, and one (1) additional period that expires on August 15, 2035 (each an "Extension Term"). Lessee may exercise each such option by giving written notice to the Lessor at least six (6) months prior to the expiration of the Fixed Term or Extension Term, as applicable (the "Extension Notice"). If during the period following the delivery of the Extension Notice to Lessor, a Default shall occur and the same is not cured within the applicable cure period, at Lessor's option, Lessee shall be deemed to have forfeited all Extension Options. If Lessee elects not to exercise its option to extend, all subsequent options to extend and all rights of the Lessee to purchase as provided herein shall be deemed to have lapsed and be of no further force or effect.

                                   ARTICLE II

                                   DEFINITIONS

      For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable,
(c) all references in this Lease to designated "Articles", "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

      Additional Charges: As defined in Section 3.2.

      Adjustment Date: January 1 of each year commencing on January 1, 2006.

      Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term "Affiliate" shall mean any person, corporation, limited liability company, partnership or other legal entity, which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company, or partnership. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, corporation, limited liability company, partnership or other legal entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, corporation, limited liability company, partnership or other legal entity, through the ownership of voting securities, partnership interests or other equity interests.

      Applicable Law: As defined in Section 41.16.

      Award: As defined in Section 15.1.

      Base Rent: As defined in Section 3.1.

      Business: The operation of the Facility and the engagement in and pursuit and conduct of any business venture or activity related thereto.

      Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which money centers in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

      Capital Additions: One or more new buildings or one or more additional structures annexed to any portion of any of the Leased Improvements, which are constructed after the Completion Date on any parcel or portion of the Land during the Term, including a new wing or new story.

      Capital Addition Cost: The cost of any Capital Additions proposed to be made by Lessee whether or not paid for by Lessee or Lessor. Such cost shall include (a) the cost of construction of such Capital Additions, including site preparation and improvement, materials, labor, supervision and certain related design, engineering and architectural services, the cost of any fixtures included in such Capital Addition, the cost of construction financing and miscellaneous costs approved by Lessor, (b) if agreed to by Lessor in writing in advance, the cost of any land contiguous to the Leased Property purchased for the purpose of placing thereon such Capital Additions or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same, (c) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Additions during construction, (d) the cost of title insurance, (e) reasonable fees and expenses of legal counsel, (f) filing, registration and recording taxes and fees, (g) documentary stamp taxes, if any, and (h) all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance the Capital Additions, including, but not limited to, (i) the reasonable fees and expenses of their respective legal counsel, (ii) all printing expenses,
(iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp taxes, if any, (v) title insurance charges, appraisal fees, if any, (vi) rating agency fees, if any, and (vii) commitment fees, if any, charged by any Lending Institution advancing or offering to advance any portion of the financing for such Capital Additions.

      Cash Deposit: As defined in Section 41.7.

      Code: The Internal Revenue Code of 1986, as amended.

      Collateral: Lessee's accounts receivable and Lessee's machinery, equipment (including medical equipment whether or not affixed to the Leased Property), furniture, furnishings, tools, .movable walls or partitions, computers, signage, trade fixtures, supplies, inventory and any other tangible personal property placed on the Leased Property and used or useful in Lessee's business conducted at or on the Leased Property.

      Commencement Date: The date hereof.

      Commitment Letter: The commitment letter between Lessor and Lessee (or their Affiliates) dated October 21, 2004, as amended by letter dated December 23, 2004, and as further amended, modified and supplemented by the Purchase Agreement.

      Completion: The terms "completion," "complete construction," "completion of construction" and similar phrases means such time as Lessor receives from the architect that the construction of the Leased Improvements has been substantially completed in accordance with the plans and specifications therefor, which certificate shall be in form and substance satisfactory to Lessor and shall include the written approval of Lessor's, construction inspector noted thereon.

      Completion Date: As defined in Section 3.3(e) of the Development
Agreement.

      Condemnation, Condemnor: As defined in Section 15.1.

      Connector: Those two (2) hallways containing in the aggregate approximately 750 square feet, which connect to the hospital to be constructed on the Land on either side of the medical office building to be constructed on the Land.

      Consolidated Net Worth: At any time, the sum of the following for Lessee and its respective consolidated subsidiaries on a consolidated basis determined in accordance with GAAP.

            (a) the amount of capital or stated capital (after deducting the cost of any treasury shares), plus

            (b) the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), minus

            (c) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (i) unamortized debt discount and expense and (ii) any write-up in book value of assets resulting from a revaluation thereof pursuant to GAAP subsequent to the most recent Statements of Cash Flow prior to the date thereof.

      Construction Period: That period of time from the date hereof and ending on the Completion Date.

      Construction Period Rent: As defined in Section 3.1(a).

      Consumer Price Index: The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

      CPI: The Consumer Price Index.

      Credit Enhancements: All security deposits, security interests, letters of credit, pledges, guaranties, prepaid rent or other sums, deposits or interests held by Lessee, if any, with respect to the Leased Property, the Tenant Leases or the Tenants.

      Date of Taking: As defined in Section 15.1.

      Default: Any event, act or condition that with the giving of notice or the passage of time or both would constitute an Event of Default.

      Developer: DSI Facility Development, LLC, a Delaware limited liability company.

      Development Agreement: That certain Development Agreement of even date herewith among Developer, Lessor and Lessee, as the same may be amended, modified, supplemented and/or restated from time to time.

      EBITDAR: Net earnings calculated in accordance with GAAP, less actual management fees paid by Lessee, plus management fees calculated at five percent (5%) of Lessee's net revenue, plus interest, taxes, depreciation, amortization and rent (including any equipment lease or rent expense).

      Encumbrances: As defined in Article XXXVII.

      Event of Default: As defined in Section 16.1 and Section 16.2.

      Extension Notice: As defined in Article I.

      Extension Term: As defined in Article I.

      Extraordinary Repairs: All repairs to the Facility (including, without limitation, all parking decks and parking lots), whether interior or exterior, structural or non-structural, which are not consistent in nature, scope and magnitude with, and that would not reasonably be expected to result from, the normal use, operation and wear of the Facility, as Lessee and/or Lessor may determine to be necessary or appropriate from time to time during the Term.

      Facility: The licensed twenty-four (24)-bed hospital facility and incorporated medical office building and all improvements constructed in connection therewith to be constructed and operated on the Land.

      Facility Instrument: A note (whether secured or unsecured), loan agreement, credit agreement, guaranty, security agreement, mortgage, deed of trust or other security agreement pursuant to which a Facility Lender has provided financing to Lessor, or pursuant to which Lessor or an Affiliate of Lessor has provided financing to Lessee, in connection with the Leased Property or any part thereof, and any and all renewals, replacements, modifications, supplements, consolidations, spreaders and extensions thereof.

      Facility Lender: A holder (which may include any Affiliate of Lessor) of any Facility Instrument.

      Fair Market Value: The amount that a willing buyer would pay a willing seller, neither being under a particular compulsion to buy or sell, each fully aware of all applicable facts, assuming a reasonable marketing period, taking into account general economic conditions as of the date fair market value is being determined and taking into account all other conditions in effect on such date that may reasonably be considered in determining fair market value, and otherwise determined in accordance with prevailing standards of appraisal practice at the time of determination. Fair Market Value (a) shall be determined in accordance with the appraisal procedures set forth in Article XXXIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (b) shall not take into account any reduction in value resulting from any indebtedness to which the Leased Property is subject and which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. The positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any Encumbrance on the Leased Property, which is not so required or agreed to be removed shall be taken into account in determining such Fair Market Value. Notwithstanding anything contained herein to the contrary, any appraisal of the Leased Property shall assume the Lease is in place for a term of fifteen (15) years, and shall not take into account any purchase options contained herein.

      Fair Market Added Value: The Fair Market Value of the Leased Property (including all Capital Additions) less the Fair Market Value of the Leased Property determined as if no Capital Additions paid for by Lessee had been constructed.

      Fair Market Value Purchase Price: The Fair Market Value of the Leased Property less the Fair Market Added Value.

      Fiscal Year: The fiscal year for this Lease shall be the twelve (12) month period from January 1 to December 31.

      Fixed Charges: The sum of the Lease Payments and required principal and interest payments with respect to the Total Debt.

      Fixed Term: As defined in Article I.

      Fixtures: As defined in Article I.

      Funding Agreement: That certain Funding Agreement of even date herewith among Lessor, Lessee and Developer, as the same may be amended, modified, supplemented and/or restated from time to time.

      GAAP: Generally accepted accounting principles in the United States, consistently applied.


      Governmental Entity: Any national, federal, regional, state, local, provincial, municipal, foreign or multinational court or other governmental or regulatory authority, administrative body or government, department, board, body, tribunal, instrumentality or commission of competent jurisdiction.

      Ground Contract: That certain Agreement of Sale dated April 14, 2005, between Glenview Land Holdings, L.P., as Seller, and Lessee, which was assigned by Lessee to Lessor by that certain Assignment and Assumption Agreement of even date herewith.

      Guarantors: Shall mean those parties identified on Exhibit A of that certain Lease Guaranty of even date herewith.

      Hazardous Materials: Any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Laws.

      Hazardous Materials Laws: All local, state and federal laws relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

      Healthcare Laws: All rules and regulations under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C.
1001), False Statements (19 U.S.C. 1035), and Patient Inducement Statute (42 U.S.C. 1320a-7a(a)(5)), and equivalent state statutes and any and all rules or regulations promulgated by governmental entities with respect to any of the foregoing.

      Impositions: Collectively, all civil monetary penalties, fines and overpayments imposed by state and federal regulatory authorities, all Real Estate Taxes, all capital stock and franchise taxes of Lessor, all sales and use taxes, all single business, gross receipts, transaction privilege, rent or similar taxes and assessments, all assessments, charges and costs imposed under the Permitted Exceptions (including, without limitation, all penalties, fines, damages, costs and expenses for any violation of or a default under any of the Permitted Exceptions), all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Lessee), and all other fees, costs and expenses which at any time prior to, during or in respect of the Term hereof may be charged, assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor's interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock, financial institutions or other tax) imposed on Lessor, or (2) any transfer or net revenue tax of Lessor, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case Lessee shall pay.

      Initial Purchase Price: A price equal to the purchase price paid by Lessor (and its Affiliates, including, without limitation, MPT Operating Partnership, L.P.) contemporaneously herewith for the Leased Property pursuant to the Ground Contract, which the parties acknowledge is Five Million Three Hundred Ninety-Five Thousand Four Hundred Ninety-Seven and 21/100 Dollars
($5,395,497.21).

      Inspection Fee: As defined in Article XXV.

      Insurance Premiums: As defined in Section 4.4.

      Insurance Requirements: All terms of any insurance policy required by this Lease.

      Land: As defined in the Recitals.

      Lease: As defined in the Preamble.

      Lease Assignment: That certain Assignment of Rents and Leases to be effective on the Commencement Date executed and delivered by Lessee to Lessor, pursuant to which Lessee has assigned to Lessor each of the Tenant Leases and Credit Enhancements (subject to Tenant's rights as expressly set forth in the Lease Assignment), if any, as security for the obligations of Lessee under this Lease (as this Lease may be amended, modified and/or restated from time to time) and all other obligations of Lessee to Lessor, or any Affiliate of Lessee to Lessor or to any Affiliate of Lessor.

      Lease Guaranty: As defined in Section 41.4 hereof.

      Lease Payments: The Construction Period Rent and Base Rent as required under this Lease.

      Lease Year: A twelve (12) month period commencing on the Commencement Date or on each anniversary date thereof, as the case may be.

      Leased Improvements; Leased Property: Each as defined in Article I.

      Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Lessee's operation of its business on the Leased Property, along with the Leased Property or the construction, use or alteration thereof (including, without limitation, the Americans With Disabilities Act and Section 504 of the Rehabilitation Act of 1973) whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

      Lender: As defined in Section 35.1.

      Lending Institution: Any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit-sharing or pension trust, college or university, or real estate investment trust, including any corporation qualified to be treated for federal tax purposes as a real estate investment trust, having a net worth of at least Fifty Million Dollars ($50,000,000).

      Lessee: Bucks County Oncoplastic Institute, LLC, a Delaware limited liability company, and its successors and permitted assigns, which, if required by Lessor, shall at all times during the term of this Lease be a Single Purpose Entity created and to remain in good standing as required hereunder for the sole purpose of leasing and operating the Facility.

      Lessee's Personal Property: All of Lessee's machinery, medical equipment, furniture, furnishings, movable walls or partitions, computers, trade fixtures or other personal property (including all such items affixed to the Leased Property), and consumable inventory and supplies, currently owned and acquired after the execution of this Lease, used or useful in the operation of the Facility, including without limitation, all operating licenses, but excluding Lessee's accounts receivable, subject to a lien in favor of Lessee's Primary Lender as expressly allowed hereunder, and any items included within the definition of Fixtures.

      Lessor: MPT of Bucks County, L.P., a Delaware limited partnership, and its successors and assigns.

      Letter of Credit: As defined in Section 41.7 hereof.

      Licenses: As defined in Article XXXIX.

      Management Agreement: Any contracts and agreements for the management of any part of the Leased Property, including, without limitation, the real estate and the Leased Improvements and the operations of the Facility.

      Management Company: Any person, firm, corporation or other entity or individual who or which will manage any part of the Leased Property.

      Medicaid: The medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

      Medicare: The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

      Mortgage: As defined in Section 35.1.

      MPT: Medical Properties Trust, Inc., an Affiliate of Lessor.

      MPT Development Services: MPT Development Services, Inc., an Affiliate of Lessor.

      Officer's Certificate: A certificate of Lessee signed by the officer(s) or representative(s) authorized to so sign by the governing body of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.

      Other Leases: All other leases entered into between Lessor or any Affiliate of Lessor, on the one hand, and Lessee, or any of its Affiliates, on the other hand.

      Overdue Rate: On any date, a rate per annum equal to four percent (4%).

      Percentage Rent: As defined in Section 3.2(d).

      Permitted Exceptions: As defined in Article I.

      Person: An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Entity or another entity or group.

      Primary Intended Use: As defined in Article VII.

      Primary Lender. A lender providing financing for Lessee to purchase items of Collateral or in connection with the refinancing of any items of Collateral.

      Primary Lien of Lessee's Primary Lender: Any first priority lien granted by Lessee in any of the Collateral which may be given in connection with Lessee's Primary Lender providing equipment and working capital financing for Lessee, as such term "Primary Lender" is more particularly defined in the Security Agreement.

      Prime Rate: The annual rate announced by Citibank in New York, New York, to be the prime rate for 90-day unsecured loans to its United States corporate borrowers of the highest credit standing, as in effect from time to time.

      Principals: Collectively, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and G. Patrick Maxwell, M.D.


      Promissory Note: That certain Promissory Note of even date herewith made by Lessee in favor of MPT Development Services (as may be hereafter amended, modified and/or restated from time to time).

      Purchase Agreement: The Purchase and Sale Agreement dated as of March 3, 2005, as amended by that certain letter amendment dated April 29, 2005, and as further amended by that certain letter amendment dated June 21, 2005, by and among MPT Operating Partnership, L.P., MPT Bucks County, Lessee, Jerome S. Tannenbaum, M.D., M. Stephen Harrison, G. Patrick Maxwell, M.D. and Developer.

      Real Estate Taxes: All real estate taxes, assessments and special assessments and dues which shall be levied, or imposed upon the Leased Property during the Term.

      Removal Notice: As defined in Section 16.2.

      Rent: Collectively, the Base Rent (as increased in accordance with the provisions of Section 3.1 hereof), the Construction Period Rent, the Percentage Rent and the Additional Charges.

      Reserve: As defined in Section 9.2.

      Revenues: Collectively, all revenues generated by reason of the operation of the Facility, whether or not directly received or to be received by the Lessee, including, without limitation, all patient and/or resident revenues received or receivable for the use of, or otherwise by reason of, all rooms, beds, units and other facilities provided, meals served, services performed, space or facilities subleased or goods sold on or from the Facility; provided, however, that Revenues shall not include non-operating revenues such as interest income or gain from the sale of assets not sold in the ordinary course of business; and provided, further, that there shall be excluded or deducted (as the case may be) from such revenues; (i) contractual allowances for billings not paid by or received from the governmental authorities or third party payors,
(ii) allowances according to GAAP for uncollectible accounts, (iii) all proper patient or resident billing credits and adjustments according to GAAP related to health care accounting, (iv) deposits refundable to patients/residents of the Facility and (v) provider discounts for hospital or other medical facility utilization contracts.

      Security Agreement: That certain Security Agreement to be effective on the Commencement Date executed and delivered by Lessee to Lessor, pursuant to the terms of which Lessee has granted to Lessor a first lien and security interest in all of Lessee's rights under this Lease (as this Lease may be amended, modified and/or restated from time to time), to all of Lessee's Personal Property (excluding Lessee's accounts receivable) and to all of the Licenses.

      Single Purpose Entity: An entity which (i) exists solely for the purpose of owning and/or leasing all or any portion of the Leased Property and conducting the operation of the Business, (ii) conducts business only in its own name or in fictitious or d/b/a names previously disclosed to Lessor, (iii) does not engage in any business other than the Business or the operation of that certain stand-alone imaging center previously disclosed to Lessor, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest in the Leased Property and the other assets incident to the operation of the Business, (v) does not have any debt other than as permitted by this Lease or arising in the ordinary course of the Business and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, other than as approved by Lessor, (vi) has its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets),
(vii) holds itself out as being a company separate and apart from any other entity, and (viii) maintains all corporate formalities independent of any other entity.

      Statements of Cash Flow: For any fiscal year or other accounting period for Lessee or Guarantors and their respective consolidated subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective Fiscal Year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP.

      Taking: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

      Tangible Net Worth: The members' equity of the Lessee determined in accordance with GAAP, minus the value of all intangible assets used in such calculation.

      Tannenbaum: Jerome S. Tannenbaum, M.D.

      Tenant: The lessees/sublessees or tenants/subtenants under the Tenant Leases, if any.

      Tenant Improvements: The interior partitions, finishes and other tenant improvement work in and for each suite of space in the Building leased to a Tenant as required under the Tenant Leases.

      Tenant Leases: All leases, subleases and other rental agreements (written or verbal, now or hereafter in effect), if any, pursuant to which Lessee grants or has granted a possessory interest in and to any space in or any part of the Leased Property, including the Existing Subleases, and all Credit Enhancements, if any, held in connection therewith.

      Term: The actual duration of this Lease, including the Fixed Term and the Extension Terms (if exercised by the Lessee) and taking into account any termination.

      Total Debt: All indebtedness which, in accordance with GAAP, will be included in determining total liabilities of Lessee, as shown on the liability side of a balance sheet, including any such indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, excluding any nonrecourse indebtedness and excluding any current liabilities.

      Total Development Costs: The (i) Initial Purchase Price, plus any additional purchase price amounts paid for the Leased Property by Lessor or its Affiliates pursuant to the Purchase Agreement, plus all reasonable costs and expenses not included in the Initial Purchase Price incurred or paid in connection with the purchase and lease of the Leased Property, including, but not limited to, legal, appraisal, title, survey, environmental, seismic, engineering and other fees and expenses paid in connection with the inspection of the Leased Property and site visits, and fees paid to advisors and brokers, except to the extent such items are paid by Lessee, (ii) costs of Capital Additions financed by

Lessor (and Lessor's Affiliates) as provided in Section 10.3 of this Lease,
(iii) all amounts advanced or paid pursuant to the Development Agreement and the Funding Agreement, (iii) Construction Period Rent, as provided in Section 3.1(a); (iv) interest on advances made by Lessor prior to the date hereof in the amount of Ninety-Seven Thousand, One Hundred Sixty and 12/100 Dollars ($97,160.12) which shall be deemed incurred as of the date hereof; (v) any amounts paid by Lessor in connection with the posting of a development bond required by the township of Bensalem, Pennsylvania (it being understood that Total Development Costs and the Base Rent shall be adjusted accordingly for any amounts returned to Lessor with respect to such bond) and (vi) all fees and expenses paid or advanced by Lessor and its Affiliates in connection with the construction and development of the Leased Property, except to the extent such items are paid by Lessee. Notwithstanding the foregoing, Total Development Costs shall not include any Additional Charges.

      Unsuitable for Its Use or Unsuitable for Its Primary Intended Use: As used anywhere in this Lease, the terms "Unsuitable for Its Use" or "Unsuitable for Its Primary Intended Use" shall mean that, by reason of damage or destruction, or a partial Taking by Condemnation, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, all relevant factors, and the effect of such damage or destruction or partial Taking.

                                  ARTICLE III

                                      RENT

      3.1 CONSTRUCTION PERIOD RENT; BASE RENT; PERCENTAGE RENT. During the Term, Lessee shall pay to Lessor, without notice, demand, set off or counterclaim, in lawful money of the United States of America, at Lessor's address set forth herein or at such other place or to such other person, firm or entity as Lessor from time to time may designate in writing, Construction Period Rent, Base Rent and Percentage Rent, as follows:

            (a) CONSTRUCTION PERIOD RENT: During the Construction Period, the rent payable by Lessee to Lessor shall accrue but be deferred as provided herein. The amount of such accrual shall be calculated each month during the Construction Period as follows: beginning October 1, 2005, and on the first (1st) day of each month during the Construction Period thereafter, Lessee shall be obligated to pay, on a deferred basis as provided herein, an amount equal to the product of (i) ten and 75/100 percent (10.75%) (subject to adjustment as provided in Section 3.1(c) below) multiplied by
      (ii) the amount of Total Development Costs which have been incurred as of the last day of the immediately preceding month, divided by (iii) twelve
      (12), it being understood and agreed that, beginning November 1, 2005, and on the first (1st) day of each month thereafter during the Construction Period, any amounts of previously deferred Construction Period rent are to be included within Total Development Costs for purposes of the calculation of Construction Period rent under this Section 3.1(a) (such construction period rent calculated as herein provided being referred to herein as the "Construction Period Rent"). The Construction Period Rent will be deferred and added to Total Development Costs but will not be paid until the Completion Date at which time the Construction Period Rent amount will be amortized and paid over the Fixed Term beginning with the Completion Date, in equal monthly installments as part of the payments of Base Rent. Lessee shall be entitled to prepay all or any portion of Construction Period Rent, without penalty. As the amortized Construction Period Rent is paid, the Total Development Costs and Base Rent will be adjusted and reduced accordingly.

            (b) BASE RENT: Subject to adjustments as expressly set forth herein (including as provided in Section 3.1(c) below), Lessee shall pay Lessor base rent (the "Base Rent") following the Construction Period in an amount equal to ten and 75/100 percent (10.75%) per annum (subject to adjustment as provided in Section 3.1(c) below) of the Total Development Costs, which Base Rent shall be payable in advance in equal, consecutive monthly installments. Base Rent shall be payable on the first (1st) day of each calendar month of the Term, commencing on the first (1st) day of the month immediately following the Completion Date (prorated as to any partial month).

            (c) ADJUSTMENT OF BASE RENT: Commencing on January 1, 2007, and on each January 1 thereafter (each an "Adjustment Date") during the term of this Lease, the Base Rent shall be increased, if any, by an amount equal to the greater of (A) two and one-half percent (2.5%) per annum of the prior year's Base Rent, or (B) the percentage by which the CPI in effect on the Adjustment Date shall have increased over the CPI figure in effect on the then just previous Adjustment Date. If the previous year's Base Rent is for a partial year, it shall be annualized. In the event the Total Development Costs are adjusted and increased by the Total Development Costs Adjustment, then all calculations of Base Rent shall be adjusted accordingly.

            (d) PERCENTAGE RENT: Commencing with the first calendar month next succeeding the Completion Date and thereafter throughout the Term, in addition to the Base Rent, Lessee shall pay to Lessor, percentage rent in an amount equal to one and 75/100 percent (1.75%) (the "Percentage Rent") of Revenues for the preceding month. Percentage Rent shall be payable at the same time as Base Rent is payable hereunder.

            (e) SCHEDULE OF TOTAL DEVELOPMENT COSTS AND RENT ADJUSTMENTS: At the end of the Construction Period, the Lessor shall, in its reasonable discretion, calculate the Total Development Costs, Construction Period Rent and Base Rent to be paid hereunder (the "Schedule"), and provide a copy of such Schedule to the Lessee, which Schedule will become a part of this Lease and incorporated herein by reference, and shall be substituted, amended and adjusted by Lessor from time to time in its reasonable discretion as the Total Development Costs, rent payments and rent adjustments are calculated during the Term as provided herein, and, when delivered to the Lessee, such substituted, amended and adjusted Schedule shall become a part of this Lease and incorporated herein by reference.

      3.2 ADDITIONAL CHARGES. In addition to the Construction Period Rent, Base Rent and the Percentage Rent, and except as expressly otherwise provided herein
(a) Lessee will also pay and discharge as and when due and payable all costs of owning and operating the Facility, all Impositions, all Real Estate Taxes, Insurance Premiums, maintenance and capital improvements, all violations and defaults under any of the Permitted Exceptions, all licensure violations, civil monetary penalties and fines, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and reimburse Lessor and/or its Affiliates for all such amounts paid by Lessor and promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Base Rent. If any installment of Base Rent, Construction Period Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor) shall not be paid within seven (7) days after its due date, Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is less) on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. At any time during the Term, Lessor may require Lessee to pay into escrow or make deposits to Lessor (or to a Facility Lender if requested by Lessor) relating to any part of the Impositions, Real Estate Taxes and/or Insurance Premiums and Lessee shall pay to Lessor (or directly to a Facility Lender if requested by Lessor), upon written request from Lessor, such amounts as and when required by Lessor (or the Facility Lender). All sums paid into escrow or deposits shall not bear interest, may be commingled with Lessor's (or Facility Lender's) books and accounts, and may be applied by the Lessor (or the Facility Lender) to all sums owed by Lessee to Lessor (or to sums owed to Facility Lender).

      3.3 ABSOLUTE NET LEASE. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Base Rent, Construction Period Rent, Percentage Rent and the payments of Additional Charges throughout the Term, but subject to any other provisions of this Lease which expressly provide for adjustment of Rent or other charges. Lessee further acknowledges and agrees that all charges, assessments or payments of any kind due and payable without notice, demand, set off or counterclaim under the Permitted Exceptions shall be paid by Lessee as they become due and payable.

                                   ARTICLE IV

                                   IMPOSITIONS

      4.1 PAYMENT OF IMPOSITIONS. Subject to Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing or assessing authorities, unless, in the case of the escrows and deposits required to be paid to Lessor or Facility Lender as provided in Section 3.2 herein, and Lessee will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may, at the option of the Lessor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article XII); and, subject to the requirement to pay escrows and deposits as required in Section 3.2 herein) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor's net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Default or Event of Default shall have occurred hereunder and be continuing at the time Lessor receives such refund. Any such funds retained by Lessor due to a Default shall be applied as provided in
Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. After consultation with Lessor, Lessee may, at Lessee's sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

      4.2 ADJUSTMENT OF IMPOSITIONS. Impositions imposed in respect of the tax-fiscal period during which the Term terminates, unless Lessee purchases the Leased Property pursuant to the purchase options expressly provided herein, shall be adjusted and prorated between Lessor and Lessee as of the date on which this Lease terminates. Lessee shall be responsible for a pro rata share of any such Impositions attributable to the period before the date on which this Lease terminates, whether or not such Imposition is imposed before or after such termination, and Lessee's obligation to pay its prorated share thereof shall survive such termination.

      4.3 UTILITY CHARGES. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, sewer, water and other utilities used in connection with the Leased Property during the Term, including, without limitation, unless paid as part of the Total Development Costs, all connection, impact and tap fees necessary for the development and operation of the Facility.

      4.4 INSURANCE PREMIUMS. Lessee will contract for in its own name and will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term; provided, however, if required by Lessor pursuant to Section 3.2 of this Lease, such premiums shall be paid as required under Section 3.2 herein. At Lessor's option, Lessor may obtain such coverages and, in such event, shall be entitlted to obtain reimbursement from Lessee for the costs of such coverages.

                                    ARTICLE V

                                 NO TERMINATION

      5.1 ACKNOWLEDGEMENT. The parties hereto understand, acknowledge and agree that this is an absolute net lease. Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to
(i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

                                   ARTICLE VI

               OWNERSHIP OF LEASED PROPERTY AND PERSONAL PROPERTY

      6.1 OWNERSHIP OF THE LEASED PROPERTY. Lessee acknowledges that the Land is the property of Lessor, that upon the construction of the Leased Improvements the Lessor will own all of the Leased Property, and that Lessee has only the right to the possession and use of the Leased Property and the right to purchase the Leased Property, subject to the terms, provisions and conditions set forth in this Lease .

      6.2 LESSEE'S PERSONAL PROPERTY. Upon the occurrence and during the continuation of any Default hereunder, Lessee shall not, without the prior written consent of Lessor, remove any of the Lessee's Personal Property from the Leased Property. Lessee shall provide and maintain during the entire Term all such Lessee's Personal Property as shall be necessary in order to operate the Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. All of Lessee's Personal Property not removed by Lessee within fifteen (15) Business Days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee, without any payment to Lessee and without any obligation to Lessee to account therefor. Lessee will, at its expense, restore the Leased Property and repair all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee, Lessor, any Lessee lender, or any Lessor lender.

                                   ARTICLE VII

                      CONDITION AND USE OF LEASED PROPERTY

      7.1 CONDITION OF THE LEASED PROPERTY. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and satisfactory for its purpose hereunder and under the Development Agreement. Lessee is leasing the Leased Property "as is" in its present condition and as shall be improved pursuant to the Development Agreement. Lessee warrants and represents that it has obtained, or will obtain, or will cause to be obtained, within the time periods required in the Development Agreement and the Funding Agreement, all approvals, variances, permits, licenses and certificates required by all Governmental Entities for the construction and development of the Facility. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE.

      7.2 USE OF THE LEASED PROPERTY.

            (a) If not obtained on or prior to the Completion Date, Lessee covenants that it will use its best efforts to obtain as soon as practicable following the Completion Date, and shall maintain throughout the entire Term all approvals needed to use and operate the Leased Property and the Facility for the Primary Intended Use, as defined below, under applicable local, state and federal law, including but not limited to licensure approvals and Medicare and a Medicaid certifications, provider numbers, certificates of need, governmental approvals, and full accreditation from all applicable governmental authorities, if any, that are necessary for the operation of the Facility as an acute care hospital facility and incorporated medical office building.

            (b) Beginning on the Completion Date and during the entire Term, after the completion of the construction of the Leased Improvements, Lessee shall use or cause to be used the Leased Property and the improvements thereon as an acute care hospital facility and incorporated medical office building and for such other legal ancillary uses as may be necessary in connection with or incidental to such use, subject to all covenants, restrictions and easements (including those set forth in the Permitted Exceptions) relating to the Facility (the "Primary Intended Use"). Lessee shall not use the Leased Property or any portion thereof for any other use, nor change the number of type of beds within the Facility, nor reconfigure or rearrange any portion of the Leased Property or the Facility without the prior written consent of Lessor, which consent Lessee agrees may be withheld in Lessor's sole discretion; provided, however, that Lessee may decrease the number of beds by ten percent (10%) or less without Lessor's consent and may increase the number of beds without Lessor's consent provided such increase consists of additional licensed acute care beds. No use shall be made or permitted to be made of the Leased Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, any other insurance policies required to be carried hereunder, or fire underwriters regulations. Lessee shall, at its sole cost, comply with all of the requirements, covenants and restrictions pertaining to the Leased Property, including, without limitation, all of the Permitted Exceptions, and other requirements of any insurance board, association, organization or company necessary for the maintenance of the insurance, as herein provided, covering the Leased Property and Lessee's Personal Property.

            (c) Lessee covenants and agrees that during the Term it will continuously operate the Leased Property only as a provider of healthcare services in accordance with the Primary Intended Use and Lessee shall maintain its certifications for reimbursement and licensure and all accreditations.

            (d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Lessee cause or permit any nuisance thereon.

            (e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not financed by Lessor, or Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

            (f) Lessee agrees that during the Term, Lessor shall have the right and option to erect a sign or signs on the Leased Property stating that the Leased Property is owned by the Lessor (and, if applicable, that Lessor or its Affiliates is the funding source for the construction and development of the Facility). Such signs shall be in sizes, and shall be erected in a location approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed. Lessor agrees that Lessee shall have the right during the Term to erect a sign or signs on the Leased Property stating that the Leased Property is operated by the Lessee.

      7.3 LESSOR TO GRANT EASEMENTS. Provided no Default or Event of Default then exists, Lessor will, at the request of Lessee and at Lessee's cost and expense, but subject to the reasonable approval of Lessor (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers, but only upon delivery to Lessor of an Officer's Certificate stating (and such other information as Lessor may reasonably require confirming) that such grant, release, dedication, transfer, petition or amendment is required for and not detrimental to the proper conduct of the Primary Intended Use on the Leased Property and does not reduce the value of the Leased Property. Any such grants, releases, dedications, transfers, petitions or amendments executed by Lessor as provided in this Section 7.3 shall be recorded or filed by Lessee or Lessor, at Lessee's sole cost and expense, in the proper recording/filing office where the Land is located.

                                  ARTICLE VIII

                        LEGAL AND INSURANCE REQUIREMENTS

      8.1 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. Subject to Article XII relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all Legal Requirements and Insurance Requirements applicable to Lessee and its use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements, accreditations and other authorizations required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof, including without limitation, any Capital Additions. Upon Lessor's request, Lessee shall deliver copies of all such licenses, certificates of need agreements and other authorizations. Lessee hereby agrees to indemnify and defend, at Lessee's sole cost and expense, and hold Lessor, its successors and assigns harmless from and against and to reimburse Lessor and its successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) of any and every kind and character, known or unknown, fixed or contingent, asserted against or incurred by Lessor, its successors and assigns, at any time and from time to time by reason or arising out of any breach by Lessee of any of the representations and warranties set forth in this Section 8.1.

      8.2 LEGAL REQUIREMENT COVENANTS. Lessee covenants and agrees that the Leased Property and Lessee's Personal Property shall not be used for any unlawful purpose. Lessee shall use its commercially reasonable efforts to have tenants acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property and all equipment and machinery used in or in connection with the Leased Property in its customary manner for the Primary Intended Use and any other use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property, the use of all equipment and machinery used in connection with the Leased Property and the maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable local, state and federal laws, ordinances, rules and regulations.

      8.3 HAZARDOUS MATERIALS. Except for Hazardous Materials generated, used and/or handled in the normal course of business regarding the Primary Intended Use (which Hazardous Materials shall be handled and disposed of in compliance with all Hazardous Materials Laws), no Hazardous Materials shall be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Leased Property. No activity shall be undertaken on the Leased Property which would cause (i) the Leased Property to become a treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, within the meaning of, or otherwise bring the Leased Property within the ambit of RCRA or any Hazardous Materials Laws, (ii) a release or threatened release of Hazardous Materials from the Leased Property within the meaning of, or otherwise bring the Leased Property within the ambit of, CERCLA or SARA or any Hazardous Materials Laws or
(iii) the discharge of Hazardous Materials into any watercourse, surface or subsurface of body of water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Laws. No activity shall be undertaken with respect to the Leased Property which would cause a violation or support a claim under RCRA, CERCLA, SARA or any Hazardous Materials Laws. No investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is, to the best of the Lessee's knowledge, threatened or in existence with respect to the Leased Property. No notice has been served on Lessee from any entity, governmental body or individual claiming any violation of any Hazardous Materials Laws, or requiring compliance with any Hazardous Materials Laws, or demanding payment or contribution for environmental damage or injury to natural resources. Lessee has not obtained and Lessee has no knowledge of any reason Lessee will be required to obtain any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Leased Property by reason of any Hazardous Materials Laws. Lessee hereby agrees to indemnify and defend, at its sole cost and expense, and hold Lessor, its successors and assigns, harmless from and against and to reimburse Lessor with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor at any time and from time to time by reason or arising out of any breach or violation of any Hazardous Materials Laws by Lessee, its agents, representatives, employees, contractors, subtenants and/or sublessees. Lessee shall, at its sole cost, expense, risk and liability, remove or cause to be removed from the Leased Property all Hazardous Materials generated in connection with the Primary Intended Use, including, without limitation, all infectious waste materials, syringes, needles and any materials contaminated with bodily fluids of any type, character or description of whatsoever nature in accordance with all Hazardous Materials Laws. Lessee shall not dispose of any such infectious waste and Hazardous Materials in any receptacles used for the disposal of normal refuse.

      8.4 HEALTHCARE LAWS. Lessee warrants and represents that this Lease and all subleases are, and at all times during the term of this Lease will be, in compliance with all Healthcare Laws. Lessee agrees to add to all subleases, that in the event it is determined that such agreement and/or sublease is in violation of the Healthcare Laws, such agreement and/or sublease shall be renegotiated so that same are in compliance with all Healthcare Laws. Lessee agrees promptly to notify Lessor in writing of receipt of any notice of investigation of any alleged Healthcare Law violations. Lessee hereby agrees to indemnify and defend, at Lessee's sole cost and expense, and hold Lessor and its successors and assigns, harmless from and against and to reimburse Lessor and its successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor and its successors and assigns at any time and from time to time by reason or arising out of any breach by Lessee of the provisions set forth in this Section 8.4 or any violation of any Healthcare Laws.

      8.5 REPRESENTATIONS AND WARRANTIES. Lessee represents, warrants and covenants to Lessor that as of the date hereof: (i) Lessee is a limited liability company duly organized and validly existing under the laws of the State of Delaware, has duly qualified to do business in the State of Pennsylvania, and is duly authorized to enter into, deliver and perform this Lease and the other documents referred to herein and such agreements constitute the valid and binding obligations of Lessee, enforceable in accordance with their terms, (ii) neither the entering into of this Lease or the other documents referred to herein nor the performance by Lessee of its obligations hereunder or under the other documents referred to herein will violate any provision of law or any agreement, indenture, note or other instrument binding upon Lessee, (iii) no authority from or approval by any governmental body, commission or agency or consent of any third party is required in connection with the making or validity of and the execution, delivery and performance of this Lease or the other documents referred to herein, (iv) there are no actions, suits or proceedings pending against or, to the knowledge of Lessee, threatened against or affecting Lessee or any of its Affiliates, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition, business or operations of Lessee or the ability of Lessee to perform its obligations under this Lease or the other documents referred to herein, (v) Lessee and each of its Affiliates is in compliance with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities, and (vi) Lessee has obtained and delivered copies thereof to Lessor on the Commencement Date all certificates of need, Medicare billing numbers, other licenses and agreements required for the operation of the Facility and all medical equipment used in connection with the Facility, or will use its best efforts to obtain the same as soon as practicable and shall deliver evidence of such documentation to Lessor within ten (10) Business Days after obtaining same.

      8.6 SINGLE PURPOSE ENTITY. Lessee represents, warrants, covenants and agrees that Lessee is, at the time of the execution of this Lease, and shall remain at all times during the term of this Lease, a Single Purpose Entity created and to remain in good standing for the sole purpose of leasing and operating the Facility in accordance with the terms of this Lease. Simultaneously with the execution of this Lease, and as requested by Lessor at other times during the term of this Lease, Lessee shall provide Lessor evidence that Lessee is a Single Purpose Entity and is in good standing in the state of its organization and in the state in which the Leased Property is located.

      8.7 ORGANIZATIONAL DOCUMENTS. Lessee shall not permit or suffer, without the prior written consent of Lessor (i) any material and adverse amendment or modification of its Organizational Documents (as defined below) (including any amendment or modification which changes Lessee's status as a Single Purpose Entity), (ii) any dissolution or termination of its existence, or (iii) change in its state of formation or organization or its name. Lessee has, simultaneously with the execution of this Lease, delivered to Lessor a true and complete copy of the articles of organization and certificate of formation and limited liability company operating agreement creating Lessee, and all other documents creating and governing the Lessee (collectively, the "Organizational Documents"). Lessee warrants and represents that the Organizational Documents
(i) were duly executed and delivered, (ii) are in full force and effect, and binding upon and enforceable in accordance with their terms, (iii) constitute the entire understanding among the partners and members or equity owners of Lessee, and (iv) no breach exists under the

Organizational Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute such a breach under the Organizational Documents.

                                   ARTICLE IX

                         REPAIRS; RESERVE; RESTRICTIONS

      9.1 MAINTENANCE AND REPAIR.

            (a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Lessee's Personal Property) in good first class order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements, the age of the Leased Property or any portion thereof) and, except as otherwise provided in Articles XIV and XV, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which would be reasonably expected to materially impair the value or the usefulness of the Leased Property or any part thereof for the Primary Intended Use. Notwithstanding anything contained herein to the contrary, Lessee may make additions, modifications and remodeling to the Leased Property which are not Capital Additions from time to time which are necessary for the Primary Intended Use and which permit the Lessee to comply fully with its obligations set forth in this Lease, provided that any such action will be undertaken expeditiously, in a workmanlike manner and will not significantly alter the character or purpose or detract from the value or operating efficiency of the Leased Property and will not significantly impair the revenue producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Lease. Such additions, modifications and remodeling shall, without payment by Lessor at any time, be included under the terms of this Lease and shall be the property of Lessor. Lessee shall notify the Lessor of any and all repairs, improvements, additions, modifications and remodeling made to the Leased Property in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) and obtain consent from Lessor prior to making such repairs, improvements, additions, modifications and remodeling; provided, however, that if in the reasonable judgment of Lessee emergency repairs are needed, Lessee may make such repairs and shall notify Lessor that such repairs have been made as soon as practicable.

            (b) Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary or capital in nature, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

            (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

            (d) Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as improved, constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term of the Lease), damage caused by the gross negligence or willful acts of Lessor and damage or destruction described in Article XIV or resulting from a Taking described in Article XV which Lessee is not required by the terms of this Lease to repair or restore.

      9.2 RESERVES FOR EXTRAORDINARY REPAIRS. Commencing on the date of Completion of the construction of the Facility, and on each January 1 thereafter, Lessee shall make annual deposits to a reserve account for Extraordinary Repairs (the "Reserve") in an interest bearing account jointly held by Lessor and Lessee at a financial institution of Lessor's choosing. The first annual deposit shall be equal to the sum of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) per bed per annum (the number of beds to be determined by the actual number of beds certified to be available for use in the Facility). Beginning on the first January 1 after the Completion Date, and on each January 1 thereafter, the number of beds shall be determined by the actual number of beds placed in service or certified to be available for use in the Facility, which number of beds shall not be reduced without the prior written consent of Lessor. The Reserve account shall require the signature of an officer of Lessee and an officer of Lessor to make withdrawals. On each January 1 thereafter during the entire Term, such payment into the Reserve shall be increased by two and one-half percent (2.5%) per annum. The amounts in the Reserve shall be used to pay for Extraordinary Repairs on the Facility or, in the event Lessee fails to make any required non-Extraordinary Repairs hereunder, Lessor may use funds in the Reserve for that purpose as well, without the necessity of obtaining the signature of an officer of Lessee. Lessee shall replenish amounts drawn from the Reserve at the rate of one-twelfth (1/12th) of the total amount withdrawn per month, until completely replenished. Lessee hereby grants to Lessor a security interest in all monies deposited into the Reserve and Lessee shall, within fifteen (15) days from the Commencement Date, execute all documents necessary for Lessor to perfect its security interest in the Reserve. Lessor and Lessee agree that the first dollars of all expenditures for Extraordinary Repairs made in each year during the Term shall be funded from the Reserve account to the full extent of such account; provided, however, that if Lessor, in its reasonable discretion, determines at any time that the balance then remaining in the Reserve account is insufficient to pay in full for the present and future anticipated Extraordinary Repairs on the Facility, Lessor shall retain funds in the Reserve account in an amount sufficient to pay in full for Extraordinary Repairs and Lessee will deposit additional sums in the Reserve account from time to time, upon the written request of Lessor, in amounts equal to the difference between the then balance in the Reserve account and the cost to complete the present and future Extraordinary Repairs so that at all times there is adequate amounts in the Reserve account to pay for such items on a going forward basis. So long as no Default or Event of Default has then occurred under any of the terms hereof, any amounts remaining in the Reserve, after the payment of and the reimbursement for the Extraordinary Repairs on the Facility shall be returned to Lessee at the expiration of this Lease. Lessee consents to Lessor's pledge of the Reserve to any Facility Lender.

      9.3 ENCROACHMENTS; RESTRICTIONS. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any federal, state or local law, restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor and provided a third party has delivered a notice, demand or complaint regarding any such matter, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Facility without such violation, encroachment or impairment. Any such alteration shall be made in conformity with the applicable requirements of Article X. Lessee's obligations under this Section 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Lessee shall be entitled to a credit for any sums paid by Lessee and recovered by Lessor under any such policy of title or other insurance.

                                    ARTICLE X

                                CAPITAL ADDITIONS

      10.1 CONSTRUCTION OF CAPITAL ADDITIONS TO THE LEASED PROPERTY.

            (a) After the completion of the construction of the Leased Improvements under the Development Agreement, and provided no Default or Event of Default, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on the Leased Property without the prior written consent of Lessor, provided, however, except as expressly provided in Section 10.2(d) hereof, Lessee shall not be permitted to create any Encumbrance on the Leased Property in connection with such Capital Addition. Prior to commencing construction of any Capital Addition, Lessee shall, at Lessee's sole cost and expense (i) submit to Lessor in writing a proposal setting forth in reasonable detail any proposed Capital Addition, (ii) submit to Lessor such plans and specifications, certificates of need and other approvals, permits, licenses, contracts and other information concerning the proposed Capital Addition as Lessor may reasonably request, and (iii) obtain all necessary certificates of need, state licensure surveys and all regulatory approvals of architectural plans. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition, and the use or uses to which it will be put.

            (b) Prior to commencing construction of any Capital Addition, Lessee shall first request Lessor to provide funds to pay for such Capital Addition in accordance with the provisions of Section 10.3. If Lessor declines or is unable to provide such financing on terms acceptable to Lessee, the provisions of Section 10.2 shall apply. Notwithstanding any other provision of this Article X to the contrary, no Capital Additions shall be made without the consent of Lessor, which consent shall not be unreasonably withheld or delayed, if the Capital Addition Cost of such proposed Capital Addition, when aggregated with the costs of all Capital Additions made by Lessee, would exceed twenty-five percent (25%) of the then Fair Market Value of the Leased Property or would diminish the value of the Leased Property. Furthermore, no Capital Addition shall be made which would tie in or connect the Leased Property and/or any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property (and not part of the Land covered by this Lease) including, without limitation, tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval in Lessor's sole discretion may be granted or withheld. All proposed Capital Additions shall be architecturally integrated and consistent with the Leased Property.

      10.2 CAPITAL ADDITIONS FINANCED BY LESSEE. If Lessee provides or arranges to finance any Capital Addition, this Lease shall be and hereby is amended to provide as follows:

            (a) There shall be no adjustment in the Base Rent by reason of any such Capital Addition.

            (b) Upon the expiration or earlier termination of this Lease, except by reason of a Default or an Event of Default by Lessee hereunder, Lessor shall, if Lessee does not purchase the Leased Property as provided herein, compensate Lessee for all Capital Additions paid for or financed by Lessee in any of the following ways, determined in the sole discretion of Lessor:

                  (i) By purchasing all Capital Additions paid for by Lessee from Lessee for cash in the amount of the Fair Market Added Value, determined as of the date of expiration or termination of this Lease, of all such Capital Additions paid for or financed by Lessee; or

                  (ii) By purchasing such Capital Additions from Lessee by
            delivering to Lessee Lessor's purchase money promissory note in the amount of said Fair Market Added Value, due and payable not later than eighteen (18) months after the date of expiration or other termination of this Lease, bearing interest at the test rate applicable under Section 1272 of the Code or any successor section thereto ("Test Rate") or, if no such Test Rate exists, at the Prime Rate, which interest shall be payable monthly, and which note shall be secured by a mortgage on the Leased Property, subject to all mortgages and encumbrances on the Leased Property at the time of such purchase; or

                  (iii) Such other arrangement regarding such compensation as shall be mutually acceptable to Lessor and Lessee.

            (c) Lessor and Lessee agree that Lessee's construction lender for Capital Additions shall have the right to secure its loan by a mortgage upon the Leased Property provided such mortgage (i) shall not exceed the cost of the Capital Additions, (ii) shall be subordinate to the mortgage(s) or other security documents, if any, securing the repayment of money borrowed by Lessor to acquire the Land or to pay for Capital Additions, (iii) shall be subordinate to any mortgage or encumbrance now existing or hereinafter created including, without limitation, Facility Instruments, (iv) the term of the loan shall not extend beyond the term of this Lease, (v) such lender executes all subordination and other documents and certificates required by the Facility Lenders, and (vi) shall be limited solely to Lessee's interest in the Leased Property.

      10.3 CAPITAL ADDITIONS FINANCED BY LESSOR.

            (a) Lessee shall request that Lessor provide or arrange financing for a Capital Addition by providing to Lessor such information about the Capital Addition as Lessor may request (a "Request"), including without limitation, all information referred to in Section 10.1 above. Lessor may, but shall be under no obligation to, obtain the funds necessary to meet the Request. Within thirty (30) days of receipt of a Request, Lessor shall notify Lessee as to whether it will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease. In no event shall the portion of the projected Capital Addition Cost comprised of land, if any, materials, labor charges and fixtures be less than ninety percent (90%) of the total amount of such cost. Lessee may withdraw its Request by notice to Lessor at any time before or after receipt of Lessor's terms and conditions.

            (b) If Lessor agrees to finance the proposed Capital Addition on terms and conditions that are acceptable to Lessee in Lessee's discretion, Lessee shall provide Lessor with the following prior to any advance of funds:

                  (i) all customary or other required loan documentation (if the
            Capital Addition is to be financed through the incurrence of debt);

                  (ii) any information, certificates of need, regulatory
            approvals of architectural plans and other certificates, licenses, permits or documents requested by either Lessor or any lender with whom Lessor has agreed or may agree to provide financing which are necessary to confirm that Lessee will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

                  (iii) an Officer's Certificate and, if requested, a
            certificate from Lessee's architect, setting forth in reasonable detail the projected (or actual, if available) cost of the proposed Capital Addition;

                  (iv) an amendment to this Lease, duly executed and
            acknowledged, in form and substance satisfactory to Lessor (the "Lease Amendment"), and containing such provisions as may be necessary or appropriate, including without limitation, any appropriate changes in the legal description of the Land, the Fair Market Value and the Rent, which shall be increased to take into account an adjustment to the Total Development Costs in an amount equal to the equity contributed by Lessor to finance the Capital Addition, or, in the case of debt financing, the principal and interest on the debt incurred by Lessor to finance the Capital Addition;

                  (v) a warranty deed conveying title to Lessor to any land
            acquired for the purpose of constructing the Capital Addition, free and clear of any liens or encumbrances except those approved by Lessor and, both prior to and following completion of the Capital Addition, an as-built survey thereof satisfactory to Lessor;

                  (vi) endorsements to any outstanding policy of title insurance covering the Leased Property and any additional land referred to in
            Section 10.3(b)(v) above, or a supplemental policy of title insurance covering the Leased Property and any additional land referred to in Section 10.3(b)(v) above, satisfactory in form and substance to Lessor (A) updating the same without any additional exceptions, except as may be permitted by Lessor; and (B) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner's policy of title insurance referred to in subparagraph (vii) below);

                  (vii) if required by Lessor, (A) an owner's policy of title insurance insuring fee simple title to any land conveyed to Lessor pursuant to subparagraph (v), free and clear of all liens and encumbrances except those approved by Lessor and (B) a lender's policy of title insurance satisfactory in form and substance to Lessor and the Lending Institution advancing any portion of the Capital Addition Cost;

                  (viii) if required by Lessor, prior to commencing the Capital
            Addition, an M.A.I. appraisal of the Leased Property indicating that the value of the Leased Property upon completion of the Capital Addition will exceed the Fair Market Value of the Leased Property prior thereto by an amount not less than one hundred percent (100%) of the Capital Addition Costs; and

                  (ix) such other certificates (including, but not limited to, endorsements increasing the insurance coverage, if any, at the time required by Section 13.1), documents, contracts, opinions of counsel, appraisals, surveys, certified copies of duly adopted resolutions of the governing body of Lessee authorizing the execution and delivery of the Lease Amendment and any other instruments as may be reasonably required by Lessor and any Lending Institution advancing or reimbursing Lessee for any portion of the Capital Addition Cost.

            (c) With respect to Capital Additions financed by Lessee, Lessor and Lessee agree that Lessee shall have the right to designate the general contractor, developer, architect, construction company, engineer and other parties which will participate in the development of the Capital Addition, subject to Lessor's approval not to be unreasonably withheld, conditioned or delayed. In such event, Lessee shall control the preparation and negotiation of the definitive agreements with such parties and Lessee will give Lessor an opportunity to review and approve such definitive agreements prior to their execution, such approval not to be unreasonably withheld, conditioned or delayed. With respect to Capital Additions financed by Lessor, Lessor and Lessee shall jointly designate the general contractor, developer, architect, construction company, engineer and other parties which will participate in the development of the Capital Addition and, in such event, the parties shall jointly control the preparation and negotiation of the definitive agreements with such parties.

            (d) Upon making a Request to finance a Capital Addition, whether or not such financing is actually consummated, Lessee shall pay or agree to pay, upon demand, all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance such Capital Addition which have been paid or incurred by them in connection with the financing of the Capital Addition, including, but not limited to, (i) the fees and expenses of their respective counsel, (ii) all printing expenses, (iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp taxes, if any, (v) title insurance charges, appraisal fees, if any, rating agency fees, if any, and (vi) commitment fees, if any, and (vii) costs of obtaining regulatory and governmental approvals, including but not limited to any required certificates of need, for the construction, operation, use or occupancy of the Capital Addition.

      10.4 SALVAGE. All materials which are scrapped or removed in connection with the making of either Capital Additions financed by Lessee or repairs made by Lessee pursuant to this Lease shall be or become the property of Lessee. All materials which are scrapped or removed in connection with the making of either Capital Additions financed by Lessor pursuant to Section 10.3 or repairs made by Lessor pursuant to this Lease shall be or become the property of Lessee and Lessee may remove same at its sole cost and expense.

                                   ARTICLE XI

                                      LIENS

      Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, set forth in EXHIBIT B, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder,
(e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII, (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article XII, and (g) any liens which are the responsibility of Lessor pursuant to this Lease. Unless otherwise expressly provided herein, Lessee shall not mortgage or grant any interest or security interest in, or otherwise assign, any part of Lessee's rights and interests in this Lease, the Leased Property, Lessee's Personal Property, or any permits, licenses, certificates of need (if any) or any other approvals required to operate the Leased Property during the Term without the prior written consent of the Lessor, which may be withheld at Lessor's sole discretion.

                                   ARTICLE XII

                               PERMITTED CONTESTS

      So long as no Default or an Event of Defaults then exits, Lessee, at Lessee's expense, may contest, after consultation with Lessor at least ten (10) Business Days prior to such contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by
Article XI, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property, (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost, (c) in the case of a Legal Requirement, Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the event that any such contest shall involve a sum of money or potential loss in excess of Fifty Thousand Dollars ($50,000), then, in any such event, (i) provided the Consolidated Net Worth of Lessee is then in excess of Fifty Million Dollars ($50,000,000), Lessee shall deliver to Lessor an Officer's Certificate to the effect set forth in clauses (a), (b) and (c), to the extent applicable, or (ii) in the event the Consolidated Net Worth of Lessee is not then in excess of Fifty Million Dollars ($50,000,000), then Lessee shall deliver to Lessor and its counsel an opinion of Lessee's counsel to the effect set forth in clauses (a), (b) and (c), to the extent applicable, (e) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be demanded by Lessor to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected portion of the Leased Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Lessee to Lessor hereunder, (f) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained, and (g) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

                                  ARTICLE XIII

                                    INSURANCE

      13.1 GENERAL INSURANCE REQUIREMENTS. During the Term of this Lease (except that the coverages in Sections 13.1(a), and 13.1(c) and those relating to professional liability referenced in Sections 13.1(g) and 13.1(h) below shall be required from and after the Completion Date), Lessee shall at all times keep the Leased Property and all property located in or on the Leased Property, including Lessee's Personal Property, insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, Lessee shall obtain and maintain in effect throughout the Lease Term, the kinds and amounts of insurance deemed necessary by the Lessor and as described below. At Lessor's option, Lessor may obtain such coverages and, in such event, shall be entitled to obtain reimbursement from Lessee for the costs of such coverages. This insurance shall be written by insurance companies (i) acceptable to the Lessor, (ii) that are rated at least an "A-VIII" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of A or better, and
(iii) authorized, licensed and qualified to do insurance business in the state in which the Leased Property is located. The aggregate amount of coverage by a single company must not exceed five percent (5%) of the insurance company's policyholders' surplus. The policies must name Lessor (and any other entities as Lessor may deem necessary) as an additional insured and losses shall be payable to Lessor and/or Lessee as provided in Article XIV. Each insurance policy required hereunder must (i) provide primary insurance without right of contribution from any other insurance carried by Lessor, (ii) permit Lessor to pay premiums at Lessor's discretion, and (iii) as respects any third party liability claim brought against Lessor, obligate the insurer to defend Lessor as an additional insured thereunder. In addition, the policies shall name as an additional insured all Facility Lenders, if any, by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Lessor and each affected Facility Lender. Evidence of insurance and/or Impositions shall be deposited with Lessor and, if requested, with any Facility Lender. If any provision of any Facility Instrument requires deposits of insurance to be made with such Facility Lender, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to such Facility Lender or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Lender. The policies on the Leased Property, including the Leased Improvements, the Fixtures and Lessee's Personal Property, shall insure against the following risks:

            (a) All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Leased Property. The policy shall include coverage for subsidence. The deductible amount thereunder shall be borne by the Lessee in the event of a loss and the deductible must not exceed Ten Thousand and 00/100 Dollars ($10,000.00) per occurrence. Further, in the event of a loss, Lessee shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and Lessee further agrees that it will notify the Lessor of any loss in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or greater and that no claim at or in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) shall be settled without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

            (b) Intentionally Deleted

            (c) Insurance against loss of earnings in an amount sufficient to cover not less than twelve (12) months' lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under subparagraph 13.1(a) above, or under a separate policy.

            (d) Worker's compensation insurance covering all employees in amounts that are customary for the Lessee's industry.

            (e) Commercial General Liability in a primary amount of at least One Million and 00/100 Dollars ($1,000,000.00) per occurrence, bodily injury for injury or death of any one person or property damage for damage to or loss of property of others, subject to a Three Million and 00/100 Dollars ($3,000,000.00) annual aggregate policy limit for all bodily injury and property damage claims, occurring on or about the Leased Property or in any way related to the Leased Property, including but not limited to, any swimming pools or other rehabilitation and recreational facilities or areas that are located on the Leased Property otherwise related to the Leased Property. Such policy shall include coverages of a Broad Form nature, including, but not limited to, Explosion, Collapse and Underground
      (XCU), Products Liability, Completed Operations, Broad Form Contractual Liability, Broad Form Property Damage, Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

            (f) Automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of One Million and 00/100 Dollars ($1,000,000.00) per occurrence for bodily injury or per occurrence for property damage.

            (g) Umbrella liability insurance in the minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) for each occurrence, subject to an aggregate liability amount of Five Million and 00/100 Dollars ($5,000,000.00), with a Ten Thousand and 00/100 Dollars ($10,000.00)
      self-insured retention for exposure not covered in underlying primary policies. The umbrella liability policy shall name in its underlying schedule the policies of professional liability (the coverages of which shall be subject to subparagraph (h) below), commercial general liability, garage keepers liability, automobile/vehicle liability and employer's liability under the Worker's Compensation Policy.

            (h) Subject to the feasibility of obtaining such coverages, with respect to costs and availability, from carriers in the State of Pennsylvania, Lessee shall use its best efforts to procure Professional liability insurance for Lessee and any physician employed by Lessee or other employee or agent of the Lessee providing services at the Leased Property in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) per individual claim and Ten Million and 00/100 Dollars ($10,000,000.00) annual aggregate; it being understood and agreed that until such coverages become feasible, if ever, Lessee shall be required to maintain such coverages in limits of One Million and 00/100 Dollars ($1,000,000.00) per individual claim and Four Million and 00/100 Dollars ($4,000,000.00) annual aggregate.

            (i) A commercial blanket bond covering all employees of the Lessee, including its officers and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least One Million and 00/100 Dollars ($1,000,000.00) subject to a deductible of no more than Ten Thousand and 00/100 Dollars ($10,000.00) per occurrence.

      The term "Full Replacement Cost" as used herein, shall mean the actual replacement cost thereof from time to time, including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy. In the event either Lessor or Lessee believes that the Full Replacement Cost has increased or decreased at any time during the Term, it shall have the right to have such Full Replacement Cost re-determined by the fire insurance company which is then providing the largest amount of fire insurance carried on the Leased Property, hereinafter referred to as the "impartial appraiser". The party desiring to have the Full Replacement Cost so re-determined shall forthwith, on receipt of such determination by such impartial appraiser, give written notice thereof to the other party hereto. The determination of such impartial appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Section 13.1, as the case may be, to the amount so determined by the impartial appraiser. Lessee shall pay the fee, if any, of the impartial appraiser.

      13.2 ADDITIONAL INSURANCE. In addition to the insurance described above, Lessee shall maintain at all times adequate worker's compensation insurance coverage for all persons employed by Lessee on the Leased Property, in accordance with the requirements of applicable local, state and federal law.

      13.3 WAIVER OF SUBROGATION. All insurance policies to be obtained by Lessee as required hereunder, including, without limitation, insurance policies covering the Leased Property, the Fixtures, the Facility and/or Lessee's Personal Property, including without limitation, contents, fire and casualty insurance, shall, expressly waive any right of subrogation on the part of the insurer against Lessor. Lessee shall obtain insurance policies which include such a waiver clause or endorsement regardless of whether same is obtainable without extra cost, and in the event of such an extra charge Lessee shall pay the same, unless it is impossible for Lessee to obtain such clause or endorsement from the insurance company approved by Lessor as provided in Section
13.1 hereof.

      13.4 FORM OF INSURANCE. All of the policies of insurance referred to in this Section 13.4 shall be written in form satisfactory to Lessor and by insurance companies satisfactory to Lessor. Lessee shall pay all of the premiums therefor, and shall deliver such original policies, or in the case of a blanket policy, a copy of the original policy certified in writing by a duly authorized agent for the insurance company as a "true and certified" copy of the policy to the Lessor effective with the Commencement Date and furnished annually thereafter (and, with respect to any renewal policy no later than the expiration of the existing policy) and in the event of the failure of Lessee either to obtain such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certified copies of such policies (if allowed hereunder) to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1(c). Each insurer mentioned in this Section
13.4 shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor sixty
(60) days' prior written notice (at Lessor's notice address as specified in this Lease (the "Lessor's Notice Address")) before the policy or policies in question shall be altered, allowed to expire or canceled. The parties hereto agree that all insurance policies, endorsements and certificates which provide that the insurer will "endeavor to" give notice before same may be altered, allowed to expire or canceled will not be acceptable to Lessor. Notwithstanding anything contained herein to the contrary, all policies of insurance required to be obtained by the Lessee hereunder shall provide (i) that such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until Lessor has received not less than sixty (60) days' prior written notice at the Lessor's Notice Address, with a simultaneous copy to MPT Operating Partnership, L.P., Attention: Its President, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and (ii) that in the event of cancellation due to non-payment of premium, the insurer will provide not less than ten (10) days' prior written notice to the Lessor at the Lessor's Notice Address, with a simultaneous copy to MPT Operating Partnership, L.P., Attention:
Its President, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

      13.5 INCREASE IN LIMITS. In the event that Lessor shall at any time deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section 13.5. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Facility Instruments.

      13.6 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Section 13.6, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee provided that

            (a) Any such blanket policy or policies are acceptable to and have been approved by the Lessor;

            (b) Any such blanket policy or policies shall not be changed, altered or modified without the prior written consent of the Lessor; and

            (c) Any such blanket policy or policies shall otherwise satisfy the insurance requirements of this Article XIII (including the requirement of thirty (30) days' written notice before the expiration or cancellation of such policies as required by Section 13.4 hereof) and shall provide for deductibles in amounts acceptable to Lessor.

      13.7 NO SEPARATE INSURANCE. Lessee shall not, on Lessee's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Lessee, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Lenders, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

                                   ARTICLE XIV

                                FIRE AND CASUALTY

      14.1 INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII of this Lease shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 14.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property (or in the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds) shall be retained by Lessor free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Capital Additions paid for by Lessee or to Lessee's Personal Property shall belong to Lessee.

      14.2 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION COVERED BY INSURANCE.

            (a) Except as provided in Section 14.7, if during the Term the Leased Property is totally or partially destroyed from a risk covered by the insurance described in Article XIII and the Facility is thereby rendered Unsuitable for its Use, Lessee shall have the option, by giving written notice to Lessor within sixty (60) days following the date of such destruction, to (i) restore the Facility to substantially the same condition as existed immediately before the damage or destruction, or (ii) so long as no Default or Event of Default then exists, and so long as no such Default or Event of Default exists at the time of the closing of such purchase, purchase the Leased Property from Lessor for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such damage or destruction, or (iii) so long as the damage or destruction was not caused by the negligence of Lessee, its agents, servants, employees or contractors, terminate this Lease and, in this event, Lessor shall be entitled to retain the insurance proceeds, and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith. In the event Lessee purchases the Leased Property pursuant to this Section 14.2(a), the terms set forth in Article XVIII shall apply and the sale/purchase must be closed within ninety (90) days after the date of the written notice from Lessee to Lessor of Lessee's intent to purchase, unless a different closing date is agreed upon in writing by Lessor and Lessee.

            (b) Except as provided in Section 14.7, if during the Term the Leased Improvements and/or the Fixtures are totally or partially destroyed from a risk covered by the insurance described in Article XIII, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease; provided, however, if Lessee cannot within a reasonable time obtain all necessary governmental approvals, including building permits, licenses, conditional use permits and any certificates of need, after good faith diligent efforts to do so, in order to be able to perform all required repair and restoration work and to operate the Facility for its Primary Intended Use in substantially the same manner as immediately prior to such damage or destruction, so long as no Default or Event of Default then exists and so long as no such Default or Event of Default exists at the time of the closing of such purchase, Lessee shall have the option, by giving written notice to Lessor within sixty (60) days following the date of such damage or destruction, to purchase the Leased Property for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such damage or destruction. In the event Lessee purchases the Leased Property pursuant to this Section 14.2(b), the terms set forth in Article XVIII shall apply and the sale/purchase must be closed within ninety (90) days after the date of the written notice from Lessee to Lessor of Lessee's intent to purchase, unless a different closing date is agreed upon in writing by Lessor and Lessee.

            (c) If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required under Article XIII, Lessee shall be obligated to contribute any excess amount needed to restore the Facility prior to use of the insurance proceeds. Such amount shall be paid by Lessee to Lessor (or a Facility Lender if required) to be held in trust together with any other insurance proceeds for application to the cost of repair and restoration.

            (d) In the event Lessee elects to purchase the Leased Property as provided in this Section 14.1, and no Default or Event of Default exists at the time of the closing of such purchase, this Lease shall terminate upon payment of the purchase price and transfer of title to the Leased Property to Lessee, and Lessor shall remit to Lessee all insurance proceeds being held in trust by Lessor or the Facility Lender on or prior to the closing of Lessee's purchase of the Leased Property.

      14.3 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION NOT COVERED BY INSURANCE. Except as provided in Section 14.7 below, if during the Term, the Facility is totally or materially destroyed from a risk not covered by the insurance described in Article XIII but that would have been covered if Lessee carried the insurance required pursuant to the terms of this Lease, then whether or not such damage or destruction renders the Facility Unsuitable for its Use, Lessee shall, at Lessee's sole cost and expense, restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease. If such damage or destruction is not material, Lessee shall restore the Leased Property at Lessee's expense.

      14.4 LESSEE'S PERSONAL PROPERTY. Intentionally Omitted.

      14.5 RESTORATION OF LESSEE'S PROPERTY. If Lessee is required or elects to restore the Facility as provided in Section 14.2 or Section 14.3, Lessee shall also restore all alterations and improvements made by Lessee, Lessee's Personal Property and all Capital Additions paid for by Lessee.

      14.6 NO ABATEMENT OF RENT. This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

      14.7 DAMAGE NEAR END OF TERM. Notwithstanding any provisions of Section
14.2 or Section 14.3 to the contrary, if damage to or destruction of the Facility occurs during the last twenty-four (24) months of the Term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of loss, either party shall have the right to terminate this Lease by giving notice to the other within thirty (30) days after the date of damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided, however, that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one Extended Term within thirty (30) days following receipt of such termination notice.

      14.8 TERMINATION OF RIGHT TO PURCHASE AND SUBSTITUTION. Any termination of this Lease pursuant to this Article XIV shall cause any right to purchase granted to Lessee under any other provisions of this Lease to be terminated and to be without further force and effect.

      14.9 WAIVER. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Facility.

      14.10 PURCHASE OPTION SUBORDINATE TO FACILITY INSTRUMENT. Notwithstanding any provision set forth in this Article XIV to the contrary, Lessee's purchase rights as set forth in this Article XIV are and shall be subject, subordinate and inferior to any Facility Instrument. This provision shall be self-operative. However, any Facility Lender may from time to time request that such subordination be evidenced by a separate written agreement. Within ten (10) days following written request by Lessor or any Facility Lender, the Lessee shall execute and deliver to Lessor or such Facility Lender a written agreement in form and substance satisfactory to such Facility Lender and any applicable rating agency. In the event Lessee fails or refuses to execute and deliver such written agreement within such ten (10) day period, then, in addition to all other remedies available at law or in equity, the Lessor shall be entitled to terminate Lessee's purchase rights under this Article XIV upon delivery of five
(5) days' written notice to Lessee. In the event Lessee has not executed and delivered to such Facility Lender and any applicable rating agency, if any, the written agreement requested within such five (5) day period, then in such event, Lessee's purchase rights under this Article XIV shall be deemed forfeited and of no further force or effect.

                                   ARTICLE XV

                                  CONDEMNATION

      15.1 DEFINITIONS.

            (a) "Condemnation" means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

            (b) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

            (c) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

            (d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

      15.2 PARTIES' RIGHTS AND OBLIGATIONS. If during the Term there is any Taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

      15.3 TOTAL TAKING. If there is a Taking of all of the Leased Property by Condemnation, this Lease shall terminate on the Date of Taking.

      15.4 PARTIAL TAKING. If there is a Taking of a portion of the Leased Property by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable for its Primary Intended Use. If, however, the Facility is thereby rendered Unsuitable for its Primary Intended Use, Lessee shall have the option (a) to restore the Facility, at its own expense, to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) so long as no Default or Event of Default then exists and so long as no such Default or Event of Default exists at the time of the closing of such purchase, to acquire the Leased Property from Lessor for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such partial Taking, in which event this Lease shall terminate upon payment of the purchase price. Lessee shall exercise its option by giving Lessor notice thereof within sixty (60) days after Lessee receives notice of the Taking. In the event Lessee exercises the option to purchase the Leased Property pursuant to this Section 15.4, the terms set forth in Article XVIII shall apply and the sale/purchase must be closed within thirty
(30) days after the date of the written notice from Lessee to Lessor of Lessee's intent to purchase, unless a different closing date is agreed upon in writing by Lessor and Lessee.

      15.5 RESTORATION. If there is a partial Taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 15.4, Lessee shall accomplish all necessary restoration.

      15.6 AWARD DISTRIBUTION. In the event Lessee exercises the purchase option as described in clause (b) of Section 15.4, the entire Award shall belong to Lessee provided no Default or Event of Default then exists and so long as no such Default or Event of Default exists at the time of the closing of such purchase, and Lessor agrees to assign to Lessee all of its rights thereto. In any other event, the entire Award shall belong to and be paid to Lessor, except that, if this Lease is terminated, and subject to the rights of the Facility Lender, Lessee shall be entitled to receive from the Award, if and to the extent such Award specifically includes such items, the following:

            (a) A sum attributable to the Capital Additions for which Lessee would be entitled to reimbursement at the end of the Term pursuant to the provisions of Section 10.2(c) and the value, if any, of the leasehold interest of Lessee under this Lease; and

            (b) A sum attributable to Lessee's Personal Property and any reasonable removal and relocation costs included in the Award.

If Lessee is required or elects to restore the Facility, Lessor agrees that, subject to the rights of the Facility Lenders, its portion of the Award shall be used for such restoration and it shall hold such portion of the Award in trust, for application to the cost of the restoration.

      15.7 TEMPORARY TAKING. The Taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six (6) months. During any such six (6) month period all the provisions of this Lease shall remain in full force and effect and the Base Rent shall not be abated or reduced during such period of Taking.

      15.8 PURCHASE OPTION SUBORDINATE TO FACILITY INSTRUMENT. Notwithstanding any provision set forth in this Article XV to the contrary, Lessee's purchase rights as set forth in this Article XV, are and shall be subject, subordinate and inferior to any Facility Instrument. This provision shall be self-operative. However, any Facility Lender may from time to time request that such subordination be evidenced by a separate written agreement. Within ten (10) days following written request by Lessor or any Facility Lender, the Lessee shall execute and deliver to Lessor or such Facility Lender a written agreement, in form and substance satisfactory to such Facility Lender and any applicable rating agency. In the event Lessee fails or refuses to execute and deliver such written agreement within such ten (10) day period, then, in addition to all other remedies available at law or in equity, the Lessor shall be entitled to terminate Lessee's purchase rights under this Article XV upon delivery of five
(5) days' written notice to Lessee. In the event Lessee has not executed and delivered to Lessor or such Facility Lender and any applicable rating agency, if any, the written agreement requested within such five (5) day period, then in such event, Lessee's purchase rights under this Article XV shall be deemed forfeited and of no further force or effect.

                                   ARTICLE XVI

                                     DEFAULT

      16.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (individually, an "Event of Default") shall constitute Events of Default hereunder:

            (a) a default or event of default by Lessee shall occur under any of the Other Leases that is not cured within the applicable cure period as provided therein, or

            (b) if Lessee shall fail to make a payment of the Rent or any other monetary payment due and payable by Lessee under this Lease within seven
      (7) days from the date same becomes due and payable, or

            (c) if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within sixty (60) days after receipt by Lessee of Lessor's notice of default provided, however, that such extended cure period may be extended upon Lessee's request for additional sixty (60) day periods if Lessee provides evidence that is diligently pursuing the curing of such failure, or

            (d) if Lessee shall:

                  (i) admit in writing its inability to pay its debts generally as they become due,

                  (ii) file a petition in bankruptcy or a petition to take
            advantage of any insolvency act,

                  (iii) make an assignment for the benefit of its creditors,

                  (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

                  (v) file a petition or answer seeking reorganization or
            arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

            (e) if Lessee's license as defined in Article XXXIX or participation or certification in Medicare, Medicaid or other governmental payor programs is terminated, or

            (f) if Lessee admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Lessee's property is made for the benefit of creditors; or a receiver or trustee is appointed for Lessee or its property; or the interest of Lessee under this Lease is levied on under execution or other legal process; or any petition is filed by or against Lessee to declare Lessee bankrupt or to delay, reduce or modify Lessee's capital structure if Lessee be a corporation or other entity (provided that no such levy, execution, legal process or petition filed against Lessee shall constitute a breach of this Lease if Lessee shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty
      (30) days from the date of its creation, service or filing); or the real or personal property of Lessee shall be sold or levied upon by any sheriff, marshall or constable, or

            (g) if Lessee abandons or vacates the Leased Property (Lessee's absence from the Leased Property for thirty (30) consecutive days shall constitute abandonment), or Lessee fails to continuously operate the Facility in accordance with the terms of this Lease, or

            (h) if the Lessee shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver of Lessee or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof, or

            (i) if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of Lessee into, or a sale of substantially all of Lessee's assets to, another corporation, provided that if the survivor of such merger or the purchaser of such assets shall assume all of Lessee's obligations under this Lease by a written instrument, in form and substance reasonably satisfactory to Lessor, accompanied by an opinion of counsel, reasonably satisfactory to Lessor and addressed to Lessor stating that such instrument of assumption is valid, binding and enforceable against the parties thereto in accordance with its terms (subject to usual bankruptcy and other creditors' rights exceptions), and provided, further, that if, immediately after giving effect to any such merger, consolidation or sale, Lessee or such other corporation (if not the Lessee) surviving the same, shall have a Consolidated Net Worth not less than the Consolidated Net Worth of Lessee immediately prior to such merger, consolidation or sale, all as to be set forth in an Officer's Certificate delivered to Lessor within thirty (30) days of such merger, consolidation or sale, an Event of Default shall not be deemed to have occurred, or

            (j) if the estate or interest of Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety
      (90) days after commencement thereof or thirty (30) days after receipt by Lessee of written notice thereof from Lessor (unless Lessee shall be contesting such lien or attachment in good faith in accordance with
      Article XII hereof), or

            (k) if, except as a result of damage, destruction or a partial or complete Condemnation, Lessee voluntarily ceases operations on the Leased Property for a period in excess of ninety (90) days, or

            (l) a default or event of default shall occur under the Funding Agreement, Development Agreement, Promissory Note, Lease Guaranty, Lease Assignment, Purchase Agreement, Assignment of Rents and Leases, Security Agreement or any other agreement between Lessor or any Affiliate of Lessor, on the one hand, and Lessee or any Affiliate of Lessee, on the other hand, which is not cured within the cure period as provided therein, or

            (m) if Lessee defaults under the Tenant Leases or fails or refuses to enforce the terms and conditions of the Tenant Leases.

If an Event of Default shall have occurred, Lessor shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without notice or demand, except as hereinafter provided:

      A. Lessor may enter upon and take possession of such Leased Property in order to protect it from deterioration and continue to demand from Lessee the monthly rentals and other charges provided in this Lease, without any obligation to relet (unless otherwise required by Applicable Law); but that if Lessor does, at its sole discretion, elect to relet the Leased Property, such action by Lessor shall not be deemed as an acceptance of Lessee's surrender of the Leased Property unless Lessor expressly notifies Lessee of such acceptance in writing pursuant to subsection B of this Section 16.1, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee's agent and Lessee furthermore hereby agreeing to pay to Lessor on demand any deficiency that may arise between the monthly rentals and other charges provided in this Lease and that are actually collected by Lessor. It is further agreed in this regard that in the event of an Event of Default, Lessor shall have the right to enter upon the Leased Property by force, if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Lessee is obligated to do under the terms of this Lease; and Lessee agrees to reimburse Lessor on demand for any expenses which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease, and Lessee further agrees that Lessor shall not be liable for any damages resulting to the Lessee from such action.

      B. Lessor may terminate this Lease by written notice to Lessee, in which event Lessee shall immediately surrender the Leased Property to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearages in rent (including any interest which may have accrued pursuant to Section 3.4 of this Lease), enter upon and take possession of the Leased Property and expel or remove Lessee and any other person who may be occupying said premises or any part thereof, by force, if necessary, without being liable of prosecution or any claim for damages therefor. Lessee hereby waives any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of rent. In addition, Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to this subsection B, said loss and damage to be determined, at Lessor's option, by either of the following alternative measures of damages:

                  (i) Until Lessor is able to relet the Leased Property
            (provided that Lessor shall be obligated to diligently attempt to relet the Leased Property, whether or not required pursuant to Applicable Law), Lessee shall pay to Lessor on or before the first day of each calendar month, the monthly rentals and other charges provided in this Lease. After the Leased Property has been relet by Lessor, Lessee shall pay to Lessor on the 10th day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for the preceding calendar month and that actually collected by Lessor for such month. If it is necessary for Lessor to bring suit in order to collect any deficiency, Lessor shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent tenants for any calendar month, in excess of the monthly rentals and other charges provided in this Lease, shall be credited to Lessee in reduction of Lessee's liability for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease; but Lessee shall have no right to such excess other than the above-described credit.

                  (ii) When Lessor desires, Lessor may demand a final
            settlement. Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly rentals and other charges provided in this Lease for the remainder of the Lease Term and the fair market rental value of the Leased Property for such period, such difference to be discounted to present value at a rate equal to the lowest rate of capitalization (highest present worth) reasonably applicable at the time of such determination and allowed by applicable law. If Lessor elects to exercise the remedy prescribed in subsection A above, this election shall in no way prejudice Lessor's right at any time thereafter to cancel said election in favor of the remedy prescribed in subsection B above. Similarly, if Lessor elects to compute damages in the manner prescribed by subsection B(i) above, this election shall in no way prejudice Lessor's right at any time thereafter to demand a final settlement in accordance with this subsection B(ii) above. Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

      C. In addition to other rights and remedies Lessor may have hereunder and at law and in equity, if an Event of Default occurs under this Lease, (i) Lessee is deemed to have assigned to Lessor, at Lessor's sole option, all service agreements (including, without limitation, all medical director agreements), and
(ii) to the extent permitted by law, Lessee is deemed, at Lessor's sole discretion, to have transferred and assigned to Lessor all Licenses and agreements, including, without limitation, all Medicare and Medicaid provider numbers. In the event there are legal limitations on any of the foregoing remedies, Lessee further hereby covenants and agrees that it will take all actions necessary to orderly transfer the operations and occupancy of the Leased Property to the Lessor, including cooperating with respect to the transfer to Lessor or its nominee or designee of all Licenses, provider numbers and other agreements.

      D. Without entry onto the Leased Property, or any other action, Lessor may declare due and payable, the Rent for the remaining Term of this Lease, including all Additional Charges related or necessary to operate the Leased Property and the Facility for the Primary Intended Use, including without limitation, the five percent (5%) chargeable by Act of Assembly to the Lessor, together with any Rents, charges, expenses or costs already in arrears. If this Lease or any part hereof is assigned, or if the Leased Property, or any part thereof is relet, Lessee hereby irrevocably constitutes and appoints Lessor as Lessee's agent to collect the rents due by such assignee or sub-lessee and apply the same to the Rent due hereunder without in any way affecting Lessee's obligation to pay any unpaid balance of Rent due hereunder.

      E. Without entry onto the Leased Property or any other action by Lessor, this Lease and the Term hereby created shall terminate and become absolutely void without any right on the part of the Lessee to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken; whereupon, Lessor shall be entitled to recover damages for such breach in an amount equal to the amount of Rent reserved for the balance of the Term of this Lease, less the fair rental value of the Leased Property, for the residue of said Term.

      F. Lessor, or anyone acting on Lessor's behalf, may without notice or demand to Lessee, enter the Leased Property, by force, if necessary, without liability to action for prosecution or damages for such entry or for the manner thereof, to distrain, levy, take possession of and sell all goods and chattels at auction, and pay all sums owing to Lessor out of the proceeds, including without limitation, the Rents and Additional Charges related or necessary to operate the Leased Property and the Facility for the Primary Intended Use, as well as a sum equal to five percent (5%) of the amount of the levy as commissions to the constable or other person making the levy. Lessee hereby releases and discharges the Lessor and its agents from all claims, actions, suits, damages and penalties for or by reason of any entry, distraint, levy, appraisement or sale. Lessee expressly waives in favor of Lessor the benefit of all laws now made or which may hereafter be made limiting goods or chattels upon which, or the time within which, distress is to be made after removal of such goods and chattels, and further relieves the Lessor of the obligations of proving or identifying such goods and chattels, it being the purpose and intent of this provision that all goods and chattels of Lessee, whether upon the Leased Property or not, shall be liable to distress for Rent under this Lease. Lessee further waives in favor of Lessor, all rights under the Act of Assembly of April 6, 1951, P.L. 69, and all supplements and amendments thereto that have been or may hereafter be passed, and authorizes the sale of any goods and chattels distrained for Rent at any time after five (5) days from said distraint without any appraisement or condemnation thereof.

      G. Upon an Event of Default, Lessee hereby empowers any Prothonotary, Clerk of Court or attorney of any Court of Record to appear for Lessee in any and all actions which may be brought for Rent and/or the charges, payments, costs and expenses reserved as rent, or agreed to be paid by the Lessee and/or to sign for Lessee an agreement for entering in any competent court an amicable action or actions for the recovery of rent or other charges, payments, costs and expenses, and in said suits or in said amicable action or actions to confess judgment against Lessee for all or any part of the rent specified in this Lease and then unpaid including, at Lessor's option, the rent for the entire unexpired balance of the Term of this Lease, and/or other charges, payments, costs and expenses reserved as rent or agreed to be paid by the Lessee, and for interest and costs together with any attorneys' commissions of five percent (5%). Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of said rent and/or other charges, payments, costs and expenses, reserved as rent shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the Fixed Term and/or during any Extension Term of this Lease.

      H. Upon an Event of Default, either during the Fixed Term or any Extension Term, it shall be lawful for any attorney as attorney for Lessee to file an agreement for entering in any competent court an amicable action and judgment in ejectment against Lessee and all persons claiming under Lessee for the recovery by Lessor of the possession of the Leased Property, for which this Lease shall be his sufficient warrant, whereupon, if Lessor so desires, a writ of Execution or of Possession may issue forthwith, without any prior writ or proceedings whatsoever, and provided that if for any reason after such action shall have been commenced the same shall be determined and the possession of the Leased Property remain in or be restored to Lessee, Lessor shall have the right upon any subsequent Event of Default, or upon the termination of this Lease as hereinbefore set forth, to bring one or more amicable action or actions as hereinbefore set forth to recover possession of the Leased Property.

      I. In any amicable action of ejectment and/or for rent in arrears, Lessor shall first cause to be filed in such action an affidavit made by Lessor or someone acting for Lessor setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

      J. Lessee waives the right to issue a Writ of Replevin under the Pennsylvania Rules of Civil Procedure, No. 1071 &c. and Laws of the Commonwealth of Pennsylvania, or under any other law previously enacted and now in force, or which may be hereafter enacted, for the recovery of any articles, household goods, furniture, etc., seized under a distress for rent or levy upon an execution for rent, damages or otherwise. All waivers hereinbefore mentioned are hereby extended to apply to any such action.

      16.2 EVENTS OF DEFAULT IN FINANCIAL COVENANTS.

      (a) The occurrence of any one or more of the following shall constitute a default and breach of this Section 16.2(a) and the Lessor shall have the rights and remedies provided for herein:

      (i) Based on the trailing twelve (12) month results tested at the end of each calendar quarter during the periods set forth below (except that with respect to Year 2, the tests will be based upon the year to date results of Year 2 only), if EBITDAR shall be less than the amount calculated during the applicable testing period as provided below:

                                 Testing Periods:                           Calculation:
                                 ----------------                           ------------
Year 1:           1-12 months, beginning with the first                Deferred
                  calendar quarter after the Completion Date

Year 2:           13-24 months after the first calendar quarter        1.50 times Lease Payments
                  after the Completion Date

Year 3:           25-36 months after the first calendar quarter        1.75 times Lease Payments
                  after the Completion Date

Year 4:           37-180 months after the first calendar quarter       2.00 times Lease Payments
                  after the Completion Date
(and thereafter)

      (ii) Based on the trailing twelve (12) month results tested at the end of each calendar quarter during the periods set forth below (except that with respect to Year 2, the tests will be based upon the year to date results of Year 2 only), if EBITDAR shall be less than the amount calculated during the applicable testing period as provided below:

                               Testing Periods:                              Calculation:
                               ---------------                               ------------
Year 1:           1-12 months, beginning with the first                Deferred
                  calendar quarter after the Completion Date

Year 2:           13-24 months after the first calendar quarter        1.00 times Fixed Charges
                  after the Completion Date

Year 3:           25-36 months after the first calendar quarter        1.25 times Fixed Charges
                  after the Completion Date

Year 4:           37-180 months after the first calendar quarter       1.50 times Fixed Charges
                  after the Completion Date
(and thereafter)

      Upon the occurrence of any of the items set forth in Section 16.1 or in this Section 16.2(a), Lessor may, at its option, upon five (5) days' written notice to Lessee (any such notice requiring such termination being herein referred to as the "Removal Notice"), require Lessee to terminate the engagement of any Management Company managing the Facility and replace such Management Company with a manager chosen by Lessor (or, if there is no Management Company managing the Facility at that time, Lessor may require the Lessee to engage a Management Company acceptable to Lessor and enter into a contract with such Management Company upon terms and conditions acceptable to Lessor).

      (b) The occurrence of any one or more of the following shall constitute a default and breach of this Section 16.2(b) and the Lessor shall have the rights and remedies provided for herein:

      (i) Based on the trailing twelve (12) month results tested at the end of each calendar quarter during the periods set forth below (except that with respect to Year 2, the tests will be based upon the year to date results of Year 2 only), if EBITDAR shall be less than the amount calculated during the applicable testing period as provided below:

                                 Testing Periods:                           Calculation:
                                 ----------------                           ------------
Year 1:           1-12 months, beginning with the first                Deferred
                  calendar quarter after the Completion Date

Year 2:           13-24 months after the first calendar quarter        1.20 times Lease Payments
                  after the Completion Date

Year 3:           25-36 months after the first calendar quarter        1.35 times Lease Payments
                  after the Completion Date

Year 4:           37-180 months after the first calendar quarter       1.50 times Lease Payments
                  after the Completion Date
(and thereafter)

      (ii) Based on the trailing twelve (12) month results tested at the end of each calendar quarter during the periods set forth below (except that with respect to Year 2, the tests will be based upon the year to date results of Year 2 only), if EBITDAR shall be less than the amount calculated during the applicable testing period as provided below:

                                 Testing Periods:                            Calculation:
                                 ----------------                            ------------
Year 1-2:         1-24 months, beginning with the first                Deferred
                  calendar quarter after the Completion Date

Year 3:           25-36 months after the first calendar quarter        1.20 times Fixed charges
                  after the Completion Date

Year 4:           37-180 months after the first calendar quarter       1.35 times Fixed Charges
                  after the Completion Date
(and thereafter)

      Upon the occurrence of any of the items set forth in Section 16.1 or in this Section 16.2(b), Lessor may, at its option, upon delivery of the Removal Notice, require Lessee to terminate the engagement of the Management Company managing the Facility and replace such Management Company with manager chosen by Lessor (or, if there is no Management Company managing the Facility at that time, Lessor may require the Lessee to engage a Management Company acceptable to Lessor and enter into a contract with such Management Company upon terms and conditions acceptable to Lessor), and Lessor may, at its option, proceed with all other remedies Lessor deems necessary, including, without limitation, terminating this Lease and pursuing all other provided for herein as well as any other customary remedies available at law or in equity.

      16.3 ADDITIONAL EXPENSES. It is further agreed that, in addition to payments required pursuant to subsections A and B of Section 16.1 above, Lessee shall compensate Lessor for (i) all administrative expenses, (ii) all expenses incurred by Lessor in repossessing the Leased Property (including among other expenses, any increase in insurance premiums caused by the vacancy of the Leased Property), (iii) all expenses incurred by Lessor in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), (iv) all concessions granted to a new tenant or tenants upon reletting (including among other concessions, renewal options), (v) Lessor's reasonable attorneys' fees and expenses, (vi) all losses incurred by Lessor as a direct or indirect result of Lessee's Default or an Event of Default (including among other losses any adverse action by mortgagees), and (vii) a reasonable allowance for Lessor's administrative efforts, salaries and overhead attributable directly or indirectly to Lessee's Default or an Event of Default and Lessor's pursuing the rights and remedies provided herein and under applicable law.

      16.4 WAIVER. If this Lease is terminated pursuant to Section 16.1 or 16.2, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI, and (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

      16.5 APPLICATION OF FUNDS. Any payments otherwise payable to Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may reasonably determine or as may be prescribed by the laws of the state in which the Facility is located.

      16.6 NOTICES BY LESSOR. The provisions of this Article XVI concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if reasonably designed to apprise Lessee of the nature and approximate extent of any default, it being agreed that Lessee is in good or better position than Lessor to ascertain the exact extent of any default by Lessee hereunder.

      16.7 LESSOR'S CONTRACTUAL SECURITY INTEREST. Subject to the Prior Lien of Lessee's Primary Lender (as such terms are defined herein), to secure the payment of all Rent due and to become due hereunder and the faithful performance of this Lease and to secure all other obligations, indebtedness and liabilities of Lessee to Lessor, now existing or hereafter incurred, and all Obligations (as defined in the Security Agreement), Lessee has executed and delivered to Lessor the Security Agreement.

                                  ARTICLE XVII

                             LESSOR'S RIGHT TO CURE

      If Lessee shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 16.1, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by

Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XVIII

                         PURCHASE OF THE LEASED PROPERTY

      In the event Lessee purchases the Leased Property from Lessor pursuant to any of the terms of this Lease, including, without limitation Article XXXIV, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee an appropriate special warranty deed or other instrument of conveyance conveying the entire interest of Lessor in and to the Leased Property to Lessee in the condition as received from Lessee, free and clear of all encumbrances other than
(a) those that Lessee has agreed hereunder to pay or discharge, (b) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to, (c) any other Encumbrances permitted to be imposed on the Leased Property under the provisions of Article XXXVII which are assumable at no cost to Lessee or to which Lessee may take subject without cost to Lessee, and
(d) any matters affecting the Leased Property on or as of the Commencement Date. The difference between the applicable purchase price and the total of the encumbrances assigned or taken subject to shall be paid in cash to Lessor, or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Lessee. The closing of any such sale shall be contingent upon and subject to Lessee obtaining all required governmental consents and approvals for such transfer (so long as Lessee immediately applies for, seeks in good faith and, diligently pursues to obtain, such consents and approvals) and if such sale shall fail to be consummated by reason of the inability of Lessee to obtain all such approvals and consents prior to the closing date, any options to extend the Term of this Lease which otherwise would have expired during the period from the date when Lessee elected or became obligated to purchase the Leased Property until Lessee's inability to obtain the approvals and consents is confirmed shall be deemed to remain in effect for thirty (30) days after the end of such period. All expenses of such conveyance, including, without limitation, the cost of title examination or standard coverage title insurance, survey, attorneys' fees incurred by Lessor in connection with such conveyance, transfer taxes, recording fees and similar charges shall be paid for by Lessee.

                                   ARTICLE XIX

                                  HOLDING OVER

      If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be as a tenancy at will during which time Lessee shall pay as rental each month, one and one-half times the aggregate of (a) one-twelfth of the aggregate Base Rent payable with respect to the last complete Lease Year prior to the expiration of the Term; (b) all Additional Charges accruing during the month and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at will, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                   ARTICLE XX

                              INTENTIONALLY OMITTED

                                  ARTICLE XXI

                                  RISK OF LOSS

      During the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XXI entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

                                  ARTICLE XXII

                                 INDEMNIFICATION

      NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE OR SELF INSURANCE PROVIDED FOR IN ARTICLE XIII, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF INSURANCE, LESSEE WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LESSOR FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES AND EXPERT WITNESS FEES), TO THE EXTENT PERMITTED BY LAW, IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE, (B) ANY USE, MISUSE, NO USE, CONDITION, MAINTENANCE OR REPAIR BY LESSEE OF THE LEASED PROPERTY, (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF LESSEE TO PAY PURSUANT TO APPLICABLE PROVISIONS OF THIS LEASE), (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, AND (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD (LESSEE) THEREUNDER. ANY AMOUNTS WHICH BECOME PAYABLE BY LESSEE UNDER THIS ARTICLE XXII SHALL BE PAID WITHIN TEN
(10) DAYS AFTER LIABILITY THEREFOR ON THE PART OF LESSOR IS DETERMINED BY LITIGATION OR OTHERWISE AND, IF NOT TIMELY PAID, SHALL BEAR A LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE FROM THE DATE OF SUCH DETERMINATION TO THE DATE OF PAYMENT. LESSEE, AT ITS EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LESSOR OR MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME AS LESSEE AND LESSOR SEE FIT. NOTHING HEREIN SHALL BE CONSTRUED AS INDEMNIFYING LESSOR AGAINST ITS OWN NEGLIGENCE OR OMISSIONS OR WILLFUL MISCONDUCT. LESSEE'S LIABILITY FOR A BREACH OF THE PROVISIONS OF THIS ARTICLE SHALL SURVIVE ANY TERMINATION AND THE EXPIRATION OF THIS LEASE.

                                 ARTICLE XXIII

               ASSIGNMENT, SUBLETTING; AND SUBLEASE SUBORDINATION

      23.1 ASSIGNMENT AND SUBLETTING. Lessee shall not assign this Lease or sublease any portion of the Leased Property without Lessor's prior written consent. Lessor shall not unreasonably withhold its consent to any subletting or assignment, provided that (a) in the case of a subletting, the sublease and the sublessee shall comply with the provisions of this Article XXIII, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be and become jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the obligations, covenants and conditions to be performed by Lessee hereunder and under all of the other documents executed in connection herewith. Notwithstanding anything contained herein to the contrary, Lessor and Lessee acknowledge that there currently exists certain leases or subleases on the Leased Property as described on EXHIBIT C attached hereto (collectively the "Existing Subleases"). Any modifications, amendments and restatements of the Existing Subleases must be approved by Lessor in accordance with this Article XXIII. Notwithstanding anything contained herein to the contrary, any proposed assignee of Lessee and any proposed sublessee or subtenant must each have an equal or stronger credit rating than the Lessee on the Commencement Date. Lessor's failure or refusal to approve an assignment to an assignee or a subletting to a sublessee or subtenant without the required credit rating shall be reasonable.

      23.2 SUBLEASE LIMITATIONS. (a) In addition to the sublease limitations as set forth in Section 23.1 above, Lessee shall not enter into any Tenant Lease the terms of which Lessee actually knows (acting in good faith) would or could result in (i) Rent payable under this Lease not qualifying as "rents from real property" as defined in Section 856(d) of the Code, or any similar or successor provision thereto; provided, however, that notwithstanding anything herein to the contrary, (a) Lessee shall not be responsible for any act or omission of Lessor, and (b) any action taken by Lessee in compliance with the express terms of this Lease shall not be deemed to create an Event of Default under this
Section 23.2(a).

      (b) Lessee shall not sublet any portion of the Leased Property for a term extending beyond the Fixed Term hereof without the express consent of Lessor. In addition, all subleases shall comply with the Healthcare Laws. Lessor and Lessee acknowledge and agree that all subleases entered into relating to the Leased Property, whether or not approved by Lessor, shall not, without the prior written consent of Lessor, be deemed to be a direct lease between Lessor and any sublessee or subtenant. Lessee agrees that all subleases submitted for Lessor approval as provided herein (other than the Existing Sublease executed by Dr. Beth Dupree and any future sublease to be entered into with Dr. Rob Skalicky or Dr. Robert Riley which, provided such individual executes a sublease substantially similar to Dr. Dupree's, shall not be subject to any of the succeeding requirements to the extent Dr. Dupree's Existing Sublease was not subject to such requirements) must include provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease, to the rights of Lessor hereunder, and to all matters to which this Lease is or shall be subject or subordinate, (b) in the event this Lease shall terminate or be terminated before the expiration of the sublease, the sublessee or subtenant will, at Lessor's option, attorn to Lessor and waive any right the sublessee or subtenant may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, (c) in the event this Lease is terminated and Lessor succeeds to the interest of Lessee under the sublease, sublessee shall comply with all provisions of this Lease that address the payment of taxes, insurance, utilities, and all costs of maintenance and repair of the premises subleased under the sublease, including, without limitation, extraordinary repairs, capital improvements and other repairs, it being understood that Lessor leases its facilities on an absolute net basis with subtenants or sublessees responsible for all such payments and costs of such maintenance and repair, (d) sublessee or subtenant shall from time to time upon request of Lessee or Lessor furnish within ten (10) days from request an estoppel certificate in form and content acceptable to Lessor or its lender relating to the sublease, (e) in the event the sublessee or subtenant receives a written notice from Lessor or Lessor's assignees, if any, stating that a Default or an Event of Default has occurred under this Lease, the sublessee or subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct (all rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease), (g) and that such sublease shall at all times be subject to the obligations and requirements as set forth in this Article XXIII, (h) sublessee or subtenant shall provide to Lessor upon written request such officer's certificates and financial statements as Lessor may request from time to time, and (i) sublessee will execute and deliver the subordination agreement as required in Section 23.3 hereof.

      23.3 SUBLEASE SUBORDINATION AND NON-DISTURBANCE. Within twenty (20) days after request by Lessor, Lessee shall use commercially reasonable efforts to cause the subtenants or sublessees to execute and deliver to Lessor a subordination agreement relating to the sublease, which subordination agreement shall be in such form and content as is acceptable to Lessor. At the request from time to time by one or more Facility Lender, within twenty (20) days from the date of request, Lessee shall use commercially reasonable efforts to cause the subtenants or sublessees of the Leased Property to execute and deliver within such twenty (20) day period, to such Facility Lender a written agreement in a form reasonably acceptable to such Facility Lender whereby such subtenants and sublessees subordinate the sublease and all of their rights and estate thereunder to each such mortgage or deed of trust that encumbers the Leased Property or any part thereof and agree with each such Facility Lender that such subtenants and sublessees will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such mortgage or deed of trust, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of the sublease.

                                  ARTICLE XXIV

  OFFICER'S CERTIFICATES; FINANCIAL STATEMENTS; NOTICES AND OTHER CERTIFICATES

            (a) At any time and from time to time within twenty (20) days following written request by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid. Any such Officer's Certificate furnished pursuant to this Article may be relied upon by Lessor and any prospective purchaser of the Leased Property.

            (b) Lessee will furnish, or cause to be furnished, the following statements to Lessor, which must be in such form and detail as Lessor may from time to time, but not unreasonably, request:

                  (i) within ninety (90) days after the end of each fiscal year of Lessee, a copy of the Statements of Cash Flow for the Lessee for the preceding fiscal year and an Officer's Certificate stating that to the best of the signer's knowledge and belief after making due inquiry, no Default or Event of Default then exists, or, if a Default or Event of Default exists, specifying all such defaults, the nature thereof and the steps being taken to remedy the same, and

                  (ii) within ninety (90) days after the end of each year,
            audited financial statements of Lessee and the operations performed in the Facility, prepared by a nationally recognized accounting firm or an independent certified public accounting firm acceptable to Lessor, which statements shall include a balance sheet and statement of income and expenses and changes in cash flow all in accordance with GAAP for the year then ended, and

                  (iii) within forty-five (45) days after the end of each
            quarter, current financial statements of Lessee and the operations performed in the Facility, certified to be true and correct by an officer of Lessee, and

                  (iv) within thirty (30) days after the end of each month,
            current operating statements of the Facility, including, but not limited to operating statistics, certified to be true and correct by an officer of the Lessee, and

                  (v) within ten (10) days of receipt, any and all notices
            (regardless of form) from any and all licensing and/or certifying agencies that any license or certification, including without limitation, the Medicare and Medicaid certification and/or managed care contract of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend such Facility's license or certification, and

                  (vi) with reasonable promptness, such other information
            respecting the financial condition and affairs of Lessee as Lessor may reasonably request from time to time.

            (c) Upon Lessor's request, Lessee will furnish to Lessor a certificate in form acceptable to Lessor certifying that no Event of Default, or similar term, as defined herein or in any of the Tenant Leases and the Other Leases, then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a default hereunder.

            (d) Within two (2) business days of receipt, Lessee shall furnish to Lessor copies of all notices and demands from any third party payor, including, without limitation, Medicare and Medicaid, concerning overpayment which will or may result in a repayment or a refund in excess of One Million Dollars ($1,000,000). Lessee hereby agrees that in the event of receipt of such notices or demands Lessor shall have the right, at Lessor's option, to participate in the appeal of such notices and demands.

            (e) Lessee shall furnish to Lessor on a monthly basis ongoing status reports (in form and content acceptable to Lessor) of any governmental investigations of the Lessee and any of its Affiliates, or the Facility, conducted by the United States Attorney, State Attorney General, the Office of the Inspector General of the Department of Health and Human Services, or any other Governmental Entity.

            (f) Lessee shall furnish to Lessor immediately upon receipt thereof copies of all notices of adverse events or deficiencies as defined by regulations or standards of the Joint Commission on the Accreditation of Healthcare Organizations ("JCAHO"), or the equivalent of the accrediting body relied upon by the Lessee in the operation of the Facility or any part thereof.

            (g) Lessee shall furnish to Lessor immediately upon receipt thereof copies of all written notices that the Lessee is not in compliance with the Standards for Privacy of Individually Identifiable Health Information and the Transaction and Code Set Standards which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

            (h) Provided that no such requirement of additional information shall place an undue hardship on Lessee, Lessor reserves the right to require such other financial information from Lessee at such other times as it shall deem reasonably necessary. All financial statements and information must be in such form and detail as Lessor shall from time to time, but not unreasonably, request.

            Subject to the rights of Lessor as provided in Section 41.11 of this Lease, Lessor and Lessee agree that all financial information disclosed pursuant to this Article XXV shall be kept in strictest confidence and shall not be disclosed to any person or entity.

                                  ARTICLE XXV

                              INSPECTION AND FEES

      Lessee shall permit Lessor, MPT Development Services and their respective authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations. On January 1, 2006, Lessee shall pay to MPT Development Services an amount equal to Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) (the "Inspection Fee") to cover the cost of the physical inspections of the Leased Property. Commencing on January 1, 2007, and continuing on January 1 of each year thereafter throughout the Term of this Lease, the Inspection Fee to be paid by Lessee shall be increased by an amount equal to two and one-half percent (2.5%) per annum.

      In addition to the Inspection Fee, on the Commencement Date, Lessee shall also pay to Lessor (or, at Lessor's election, its designated Affiliate) a fee in the amount of Seventy-Five Thousand and No/100 Dollars ($75,000.00) to cover the inspection of the Facility during the Construction Period.

                                  ARTICLE XXVI

                                    NO WAIVER

      No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

                                 ARTICLE XXVII

                              REMEDIES CUMULATIVE

      To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

                                 ARTICLE XXVIII

                                    SURRENDER

      No surrender to Lessor of this Lease or of the Leased Property or any part of any thereof, or of any interest therein, prior to the expiration of the Term hereof, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                  ARTICLE XXIX

                               NO MERGER OF TITLE

      There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

                                  ARTICLE XXX

                               TRANSFERS BY LESSOR

      If Lessor or any successor owner of the Leased Property shall convey the Leased Property in accordance with the terms hereof, other than as security for a debt, and the grantee or transferee of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and shall be reasonably capable of performing the obligations of Lessor hereunder, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

                                  ARTICLE XXXI

                                 QUIET ENJOYMENT

      So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder and under the Other Leases, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article XXXI.

                                 ARTICLE XXXII

                                    NOTICES

      All notices, demands, consents, approvals, requests and other communications under this Lease shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

      (a)      if to Lessee:     Bucks County Oncoplastic Institute, LLC
                                 c/o Diversified Specialty Institutes, Inc.
                                 511 Union Street
                                 Suite 1800
                                 Nashville, Tennessee 37219
                                 Attention:  Dr. Jerome Tannenbaum
                                 Phone: (615) 777-8200
                                 Fax: (615) 259-0693
               with a copy to:   Latham & Watkins, LLP
                                 555 11th Street
                                 Suite 1000
                                 Washington, D.C. 20004
                                 Attn: Eric L. Bernthal
                                 Phone:  (202) 637-2200
                                 Fax:  (202) 637-2201

      (b)      if to Lessor:     MPT of Bucks County Hospital, L.P.
                                 1000 Urban Center Drive, Suite 501
                                 Birmingham, Alabama  35242
                                 Attn.: Michael G. Stewart, Esq.
                                 Phone: (205) 969-3755
                                 Fax: (205) 969-3756

               with a copy to:   Thomas O. Kolb, Esq.
                                 Baker, Donelson, Bearman, Caldwell & Berkowitz
                                 1600 SouthTrust Tower
                                 Birmingham, Alabama 35203
                                 Phone:  (205) 328-0480
                                 Fax: (205) 322-8007

or to such other address as either party may hereafter designate, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter.

                                 ARTICLE XXXIII

                                    APPRAISAL

      In the event that it becomes necessary to determine the Fair Market Value of the Leased Property, the Fair Market Value Purchase Price or the Fair Market Added Value for any purpose of this Lease, the party required or permitted to give notice of such required determination shall include in the notice the name of a person selected to act as an appraiser on its behalf. Lessor and Lessee agree that any appraisal of the Leased Property shall be without regard to the termination of this Lease or any purchase options contained herein and shall assume the Lease is in place for a term of fifteen (15) years, and shall not take into account any purchase options contained herein. Within ten (10) days after receipt of any such notice, Lessor (or Lessee, as the case may be) shall by notice to Lessee (or Lessor, as the case may be) appoint a second person as an appraiser on its behalf. The appraisers thus appointed (each of whom must be a member of the American Institute of Real Estate Appraisers or any successor organization thereto) shall, within forty-five (45) days after the date of the notice appointing the first (1st) appraiser, proceed to determine the Fair Market Value of the Leased Property, the Fair Market Value Purchase Price or the Fair Market Added Value thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one (1) appraiser shall have been so appointed, or if two (2) appraisers shall have been so appointed but only one
(1) such appraiser shall have made such determination within fifty (50) days after the making of Lessee's or Lessor's request, then the determination of such appraiser shall be final and binding upon the parties. If two (2) appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value of the Leased Property, the Fair Market Value Purchase Price or the Fair Market Added Value shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two (2) appraisers shall have twenty (20) days to appoint a third (3rd) appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of Fair Market Value of the Leased Property, the Fair Market Value Purchase Price or the Fair Market Added Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have appointment made by such court. Any appraiser appointed, by the American Arbitrator Association or by such court shall be instructed to determine the Fair Market Value of the Leased Property, the Fair Market Value Purchase Price or the Fair Market Added Value within thirty (30) days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two (2) appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two (2) determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value of the Leased Property, the Fair Market Value Purchase Price or the Fair Market Added Value for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                  ARTICLE XXXIV

                                 PURCHASE RIGHTS

      34.1 LESSEE'S OPTION TO PURCHASE. So long as no Default or Event of Default then exists, and so long as no such Default or Event of Default exists at the time of the closing of the purchase, at the expiration of the Fixed Term and at the expiration of each Extension Term of this Lease, the Lessee shall have the option, to be exercised by written notice to the Lessor at least sixty
(60) days prior to the expiration of the Fixed Term or the Extension Term, as applicable, to purchase the Leased Property at a purchase price equal to the greater of (i) the Fair Market Value of the Leased Property, or (ii) the Total Development Costs (including any Capital Additions funded by the Lessor, but excluding any Capital Additions funded by the Lessee), as increased by an amount equal to the greater of (A) two and one-half percent (2.5%) per annum from the date hereof, or (B) the rate of increase in the CPI on each Adjustment Date. Notwithstanding anything contained herein to the contrary, in no event shall the purchase price be less than the Fair Market Value of the Leased Property. Unless expressly otherwise provided in this Section 34.1, in the event the Lessee exercises such option to purchase the Leased Property, (i) the terms set forth in Article XVIII shall apply, (ii) Lessee shall continue paying Rent as required under this Lease until the purchase is closed, and (iii) the sale/purchase must be closed within ninety (90) days after the date of the written notice from Lessee to Lessor. Notwithstanding any provision herein to the contrary, this Lease, and specifically Lessee's rights as set forth in this Section 34.1, are and shall be subject, subordinate and inferior to any Facility Instrument. This provision shall be self-operative. However, any Facility Lender may from time to time request that such subordination be evidenced by a separate written agreement. Within ten (10) days following written request by any Facility Lender, the Lessee shall execute and deliver to such Facility Lender a written agreement, in form and substance satisfactory to such Facility Lender and any applicable rating agency. In the event Lessee fails or refuses to execute and deliver such written agreement within such ten (10) day period, then, in addition to all other remedies available at law or in equity, the Lessor shall be entitled to terminate Lessee's rights under this Section 34.1 upon delivery of five (5) days' written notice to Lessee. In the event Lessee has not executed and delivered to such Facility Lender and any applicable rating agency, if any, the written agreement requested within such five (5) day period, then in such event, Lessee's rights under this Section 34.1 shall be deemed forfeited and of no further force or effect.

      34.2 LESSOR'S OPTION TO PURCHASE LESSEE'S PERSONAL PROPERTY. Lessor shall have the option to purchase all (but not less than all) of Lessee's tangible Personal Property, if any, at the expiration or termination of this Lease due to the occurrence of an Event of Default, for an amount equal to the net sound insurable value thereof (current replacement cost less accumulated depreciation on the books of Lessee pertaining thereto), subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, security interests and other encumbrances to which Lessee's tangible Personal Property is subject. Lessor shall exercise the foregoing option by giving Lessee notice within thirty (30) days following the date of such termination and the closing of such purchase and sale shall occur within fifteen (15) days following delivery of such exercise notice..

      34.3 SURVIVAL. Lessee's purchase rights under this Article XXXIV or elsewhere in this Lease shall survive the sale or conveyance of the Facility and shall run with this Lease in favor of Lessee's successors and permitted assigns, subject to the terms hereof.

                                  ARTICLE XXXV

                             [INTENTIONALLY OMITTED]

                                 ARTICLE XXXVI
                             [INTENTIONALLY OMITTED]

                                 ARTICLE XXXVII

                        FINANCING OF THE LEASED PROPERTY

      Lessor agrees that, if it grants or creates any mortgage, lien, encumbrance or other title retention agreement ("Encumbrances") upon the Leased Property, Lessor will use reasonable efforts to obtain an agreement from the holder of each such Encumbrance whereby such holder agrees (a) to give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance, (b) to permit Lessee, after twenty (20) days prior written notice, to cure any such default on Lessor's behalf within any applicable cure period, in which event Lessor agrees to reimburse Lessee for any and all reasonable out-of-pocket costs and expenses incurred to effect any such cure (including reasonable attorneys' fees), (c) to permit Lessee to appear with its representatives and to bid at any foreclosure sale with respect to any such Encumbrance, (d) that, if subordination by Lessee is requested by the holder of each such Encumbrance, to enter into an agreement with Lessee containing the provisions described in Article XXXVIII of this Lease, and (e) Lessor further agrees that no such Encumbrance shall in any way prohibit, derogate from, or interfere with Lessee's right and privilege to collaterally assign its leasehold and contract rights hereunder provided such collateral assignment and rights granted to the assignee thereunder shall be subordinate to the rights of the holder of an Encumbrance as provided in Article XXXVIII hereof.

                                ARTICLE XXXVIII

                       SUBORDINATION AND NON-DISTURBANCE

      At the request from time to time by one or more Facility Lender, within ten (10) days from the date of request, Lessee shall execute and deliver within such ten (10) day period, to such Facility Lender, a written agreement in form and content reasonably acceptable to Lessee and such Facility Lender whereby Lessee subordinates this Lease and all of its rights and estate hereunder to each Facility Instrument that encumbers the Leased Property or any part thereof and agrees with each such Facility Lender that Lessee will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Facility Instrument as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided, however, that each such Facility Lender simultaneously executes and delivers to Lessee a written agreement consenting to this Lease and agreeing that, notwithstanding any such other mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, Lessee shall not be disturbed in peaceful enjoyment of the Leased Property nor shall this Lease be terminated or canceled at any time, except in the event of a Default or Event of Default under the terms of this Lease.

                                 ARTICLE XXXIX

                                    LICENSES

      Lessee shall maintain at all times during the Term hereof and any holdover period all federal, state and local governmental licenses, approvals, qualifications, variances, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary or useful in the operation of the Facility (collectively, the "Licenses"), and shall qualify and comply with all applicable laws as they may from time to time exist, including those applicable to certification and participation as a provider under Medicare and Medicaid legislation and regulations.

      Lessee shall not, without the prior written consent of Lessor, which may be granted or withheld in its sole discretion, effect or attempt to effect any change in the license category or status of the Facility or any part thereof. Under no circumstances shall Lessee have the right to transfer any of the Licenses to any location other than the Facility or to any other person or entity (except to Lessor as contemplated herein), during the Term hereof. Following the termination of this Lease as a result of the occurrence of an Event of Default, Lessee shall retain no rights whatsoever to the Licenses, and Lessee will not move or attempt to move the Licenses to any other location; provided, however, that in the event of a termination of this Lease other than as a result of the occurrence of an Event of Default, the Licenses shall remain with Lessee. To the extent that Lessee has or will extend any right, title, or claim of right whatsoever in and to the Licenses or the right to operate the Facility, all such right, title, or claim of right shall automatically revert to the Lessor or to Lessor's designee upon termination of this Lease due to an Event of Default, to the extent permitted by law. Upon any termination of this Lease for an Event of Default to the extent permitted by law, Lessor shall have the sole, complete, unilateral, absolute and unfettered right to cause all Licenses to be reissued in Lessor's name or in the name of Lessor's designee upon application therefor to the issuing authority, and to further have the right to have any and all provider and/or third party payor agreements as a provider in the Medicare and Medicaid and other federal healthcare programs issued in Lessor's name or in the name of Lessor's designee.

      Upon termination of this Lease due to the occurrence of an Event of Default and for reasonable periods of time immediately before and after such termination, Lessee shall use its best efforts, without additional consideration to Lessee, to facilitate an orderly transfer of the operation and occupancy of the Facility to Lessor or any new lessee or operator selected by Lessor, it being understood and agreed that such cooperation shall include, without limitation, (a) Lessee's transfer and assignment if and to the extent permitted by law, to Lessor, Lessor's nominee or Lessor's new lessee or operator of any and all Licenses, (b) Lessee's use of best efforts to maintain, to the maximum extent allowed by applicable law, the effectiveness of any and all such Licenses until such time as any new Licenses necessary for any new Lessee or operator to operate the Facility have been issued, and (c) the taking of such other actions as are required by applicable law or as are reasonably requested by Lessor. Upon any termination of this Lease or any breach or default by Lessee hereunder (which breach or default is not cured within any applicable grace period and which results in Lessor terminating this Lease), to the extent permitted by law, Lessor shall have the sole, complete, unilateral, absolute and unfettered right to cause any and all Licenses to be reissued in Lessor's name or in the name of Lessor's designee upon application therefor to the appropriate authority, if required, and to further have the right, to the extent permitted by law, to have any and all Medicare and Medicaid and any other provider and/or third party payor agreements issued in Lessor's name or in the name of Lessor's designee. The provisions of this Article XXXIX are in addition to the other provisions of this Lease.

      It is an integral condition of this Lease that Lessee covenants and agrees not to sell, move, modify, cancel, surrender, transfer, assign, sell, relocate, pledge, secure, convey or in any other manner encumber any License or any governmental or regulatory approval, consent or authorization of any kind to operate the Facility. To the extent permitted by law, Lessee hereby grants to Lessor a landlord's lien on the Licenses.

      Lessee shall immediately (within two (2) business days) notify Lessor in writing of any notice, action or other proceeding or inquiry of any governmental agency, bureau or other authority whether federal, state, or local, of any kind, nature or description, which could adversely affect any material License or Medicare and Medicaid-certification status, or accreditation status of the Facility, or the ability of Lessee to maintain its status as the licensed and accredited operator of the Facility or which alleges noncompliance with any law. Lessee shall immediately (within two (2) business days) upon Lessee's receipt, furnish Lessor with a copy of any and all such notices and Lessor shall have the right, but not the obligation, to attend and/or participate, in Lessor's sole and absolute discretion, in any such actions or proceedings. Lessee shall act diligently to correct any deficiency or deal effectively with any "adverse action" or other proceedings, inquiry or other governmental action, so as to maintain the licensure and Medicare and Medicaid-certification status stated herein in good standing at all times. Lessee shall not agree to any settlement or other action with respect to such proceedings or inquiry which affects the use of the Leased Property or any portion thereof as provided herein without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessee agrees to sign, acknowledge, provide and deliver to Lessor (and if Lessee fails to do so upon request of Lessor, Lessee hereby irrevocably appoints Lessor, as agent of Lessee for such express purposes) any and all documents, instruments or other writings which are or may become necessary, proper and/or advisable to cause any and all hospital licenses required for the Primary Intended Use, Department of Human Services of the State of Pennsylvania ("DHS") provider agreements, and/or state or federal Title XVIII and/or Title XIX provider agreements to be obtained (either in total or individually) in the name of Lessor or the name of Lessor's designee in the event that Lessor reasonably determines in good faith that (irrespective of any claim, dispute or other contention or challenge of Lessee) there is any breach, default or other lapse in any representation, warranty, covenant or other delegation of duty to Lessee (beyond any applicable grace or cure period) and the issuing government agency has threatened or asserted that such license or provider agreement will terminate or has lapsed or that Lessee's license or certification or accreditation status is in jeopardy. This power is coupled with the ownership interest of Lessor in and to the Facility and all incidental rights attendant to any and all of the foregoing rights.

                                   ARTICLE XL

                         COMPLIANCE WITH HEALTHCARE LAWS

      Lessee hereby covenants, warrants and represents to Lessor that as of the Commencement Date and throughout the Term ( it being understood and agreed that Lessee shall have the periods contemplated herein to obtain its Medicare billing number and provider agreement): (i) Lessee shall be, and shall continue to be validly licensed, Medicare and Medicaid certified, and, if required, accredited to operate the Facility in accordance with the applicable rules and regulations of the State of Pennsylvania, federal governmental authorities and accrediting bodies, including, but not limited to, the United States Department of Health and Human Services, DHSS, DHS and CMS; and/or (ii) Lessee shall be, and shall continue to be, certified by and the holder of valid provider agreements with Medicare/Medicaid issued by DHHS, DHS and/or CMS and shall remain so certified and shall remain such a holder in connection with its operation of the Primary Intended Use on the Leased Property as a licensed and Medicare and Medicaid certified hospital facility; (iii) Lessee shall be, and shall continue to be in substantial compliance with and shall remain in substantial compliance with all state and federal laws, rules, regulations and procedures with regard to the operation of the Facility, including, without limitation, substantial compliance under

HIPAA; (iv) Lessee shall operate the Facility in a manner consistent with high quality services and sound reimbursement principles under the Medicare and Medicaid programs and as required under state and federal law; (v) Lessee shall not abandon, terminate, vacate or fail to renew any license, certification, accreditation, certificate, approval, permit, waiver, provider agreement or any other authorization which is required for the lawful and proper operation of the Facility or in any way commit any act which will or may cause any such license, certification, accreditation, certificate, approval, permit, waiver, provider agreement or other authorization to be revoked by any federal, state or local governmental authority or accrediting body having jurisdiction thereof; (vi) neither Lessee or any Affiliate of Lessee will exercise any provision of any third party agreement which would result in compensation to a physician which would not comply with Healthcare Laws; and (vii) Lessee and Lessee's Affiliates acknowledge that Lessor has not consented to the compliance with Healthcare Laws of any method of redeeming or canceling options granted Beth Dupree, M.D. ("Dr. Dupree") by Section 4.1 of the April 26, 2004 Medical Director Services Agreement between Lessee and Dr. Dupree , M.D. if, due to a change in Healthcare Laws after the date hereof, her ownership is prohibited in Lessee or any Affiliate.

                                  ARTICLE XLI

                                 MISCELLANEOUS

      41.1 GENERAL. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      41.2 LESSOR'S EXPENSES. In addition to other provisions herein, Lessee agrees and shall pay and/or reimburse Lessor's reasonable costs and expenses, including legal fees, incurred or resulting from and relating to (a) requests by Lessee for approval or consent under this Lease, (b) requests by Lessor for approval or consent under this Lease or any other documents executed between Lessor and Lessee in connection herewith, (c) any circumstances or developments which give rise to Lessor's right of consent or approval, (d) circumstances resulting from any action or inaction by Lessee contrary to the lease provisions, and (e) a request for changes including, but not limited to (i) the permitted use of the Leased Property, (ii) alterations and improvements to the Leased Improvements, (iii) subletting or assignment, and (iv) any other changes in the terms, conditions or provisions of this Lease. Such expenses and fees shall be paid by Lessee within thirty (30) days of the submission of a statement for the same or such amount(s) shall become Additional Charges and subject to the Overdue Rate after the said thirty (30) day period.

      41.3 ENTIRE AGREEMENT; MODIFICATIONS. This Lease embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior to contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. Neither this Lease nor any provision hereof may be modified or amended except by an instrument in writing signed by Lessor and Lessee.

      41.4 LEASE GUARANTY. The parties acknowledge that the Guarantors have executed that certain Lease Guaranty of even date herewith in the form of EXHIBIT D attached hereto and made a part hereof by reference and incorporation.

      41.5 LESSOR'S RIGHT TO SELL. Lessee understands that Lessor may sell its interest in the Leased Property in whole or in part. The Lessee agrees that any purchaser may exercise any and all rights of Lessor, as fully as if such had made the purchase of the Leased Property directly from the Lessee as set out in the Purchase Agreement; provided, however, such purchaser shall be subject to the same restrictions imposed upon Lessor hereunder. Lessor may divulge to any such purchaser all information, reports, financial statements, certificates and documents obtained by it from Lessee.

      41.6 FUTURE FINANCING. Lessee hereby agrees that if at any time during the Term Lessee purchases or contemplates the purchase of a facility, or property to be used, for the operation of a healthcare business, Lessee shall notify Lessor in writing ("Lessee's Notice") of such purchase or contemplated purchase, and Lessor shall have the first opportunity to provide financing for such purchase, expansion or renovation upon terms mutually agreeable to Lessor and Lessee. Lessor shall notify Lessee in writing on or before the expiration of twenty (20) business days after receipt of Lessee's Notice whether Lessor is interested in providing such financing. If Lessor agrees to provide the financing, the terms and conditions of such financing will be contingent upon, among other things, performance benchmarks acceptable to Lessor and the Lessor's satisfaction and approval of other due diligence requirements.

      41.7 CASH DEPOSIT; LETTER OF CREDIT. Simultaneously herewith, Lessee has deposited with Lessor, to be held in an interest bearing account at a financial institution of Lessor's choosing, the sum of Three Million Nine Hundred Seventy-Seven Thousand Five Hundred Dollars ($3,977,500.00) to secure performance of Lessee's obligations hereunder (the "Cash Deposit"). On or before the date of Final Funding (as defined in the Funding Agreement), Lessee shall obtain and deliver to Lessor an unconditional and irrevocable letter of credit from a bank acceptable to Lessor (the "Letter of Credit") naming Lessor beneficiary thereunder, in an amount equal to twelve (12) months' Base Rent. Once the Letter of Credit has been obtained, the Cash Deposit shall be retained by Lessor and applied to the repayment of the Promissory Note.

      41.8 CASH INJECTION. Intentionally Omitted.

      41.9 TANGIBLE NET WORTH. Subject to the provisions of this Section 41.9, as of the Commencement Date, Lessee shall achieve a Tangible Net Worth of Five Million and No/100 Dollars ($5,000,000.00), which Lessee may satisfy by any of the following: (i) Lessee receiving a total equity contribution of no less than Five Million and No/100 Dollars ($5,000,000.00), (ii) Lessee obtaining a line of credit of Five Million and No/100 Dollars ($5,000,000.00), which line of credit shall be in form and substance satisfactory to Lessor in its sole discretion, or
(iii) Lessee achieving such Tangible Net Worth level through a combination of equity contribution, approved line of credit or operating earnings; provided, however, that until terminated or a default occurs thereunder, the existence of the Lease Guaranty shall satisfy the requirements of this Section 41.9. At the termination of the Lease Guaranty, Lessee shall provide evidence to Lessor, in the form of an unaudited balance sheet of Lessee, certified as true and correct by the chief financial officer of Lessee, reflecting that the foregoing Tangible Net Worth requirement has been satisfied. At no time during the Term shall Lessee make any distributions to its equity owners unless following such distribution the Tangible Net Worth of Lessee is at least Five Million and No/100 Dollars ($5,000,000.00).

      41.10 ADDITIONAL LETTER OF CREDIT. Simultaneously with the execution of this Lease, Lessee shall execute and deliver to Lessor the Assignment of Rents and Leases granting Lessor, among other things, a security interest in any letter of credit or other form of credit enhancement from a sublessee, subtenant, operating company, management company, or any other individual or entity relating to the Facility (collectively the "Additional Letter of Credit"). Lessee shall, within ten (10) days from demand execute, and cause any applicable sublessee, subtenant, operating company, management company, or any other individual or entity to execute and deliver, all documents (including, without limitation, all bank/lender required documents) necessary for Lessor to perfect its security interest in the Additional Letter of Credit.

      41.11 CHANGE IN OWNERSHIP/CONTROL. So long as this Lease remains in effect, the aggregate ownership of the current members of Lessee shall not be reduced below fifty-one percent (51%), except if such ownership is reduced through a sale of equity to either BH1 or its affiliates or Centre Partners or its affiliates; provided, however, that if Lessee receives a bona fide offer to purchase equity in Lessee and Lessee desires to engage in a transaction which would cause Lessee to fail the provisions of this Section 41.10, then Lessee shall provide Lessor with notice as to all of the material terms of such bona fide offer and shall seek Lessor's consent to such transaction and, in the event Lessor fails to give such consent, Lessee shall have the option, by giving written notice to Lessor within thirty
(30) days following such failure to give consent, to purchase the Leased Property for a purchase price equal to the greater of (i) a purchase price calculated in the same manner as provided in Section 34.1 of this Lease or (ii) an amount equal to the sum of (A) the Total Development Costs (including any Capital Additions funded by the Lessor, but excluding any Capital Additions funded by the Lessee) and (B) an amount sufficient to yield to Lessor an internal rate of return that is equal to thirteen percent (13%) per year, taking into account all payments of Rent (other than Additional Charges) received by Lessor to the closing date of such purchase. Unless expressly otherwise provided in this Section 35.1, in the event the Lessee exercises such option to purchase the Leased Property, (i) the terms set forth in Article XVIII shall apply, (ii) Lessee shall continue paying Rent as required under this Lease until the purchase is closed, and (iii) the sale/purchase must be closed within ninety
(90) days after the date of the written notice from Lessee to Lessor of Lessee's intent to purchase, unless a different closing date is agreed upon in writing by Lessor and Lessee.

      41.12 LESSOR SECURITIES OFFERING AND FILINGS. Notwithstanding anything contained herein to the contrary, in connection with a public offering or the private placement of securities of Lessor or MPT, or their efforts to obtain financing for the Leased Property, Lessor and MPT may disclose that Lessor has entered into this Lease with the Lessee respecting the Facility and the Leased Property and may provide and disclose other information regarding this Lease, the Lessee, the Leased Property, the Facility, the Commitment Letter, and such other additional information which Lessor and MPT may reasonably deem necessary, to its proposed investors in such public offering or private offering of securities or any prospective lenders with respect to such financing. Lessee shall cooperate with Lessor and MPT by providing financial and other information reasonably requested by Lessor and MPT in connection with such offering of securities or financing. Lessor and MPT shall have the right of access to the Facility, at reasonable business hours and upon advance notice, and all documentation and information relating to the Facility.

      41.13 NON-RECOURSE AS TO LESSOR. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Lessor under this Lease shall be enforced only against the Leased Property and not against any other assets, properties or funds of (i) Lessor, (ii) any director, officer, general partner, shareholder, limited partner, beneficiary, employee or agent of Lessor or any general partner of Lessor or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof),
(iii) any predecessor or successor partnership or corporation (or other entity) of Lessor or any of its general partners, shareholders, officers, directors, employees or agents, either directly or through Lessor or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

      41.14 SUBDIVISION, COVENANTS, RESTRICTIONS AND RECIPROCAL EASEMENTS. Lessor shall have the right, but not the obligation, to subdivide the Land and to place of record all covenants, restrictions and reciprocal easements (collectively the "Declarations") which Lessor deems necessary for the ownership, use and operation of the Facility, such Declarations to be in form and content acceptable to Lessor, in its sole discretion; provided, however, such Declarations shall not adversely affect Lessee's occupancy, use or enjoyment of the Leased Property as contemplated hereby or any other rights of Lessee hereunder.

      41.15 FORCE MAJEURE. Except for Rent and other monetary obligations payable pursuant to the terms of this Lease, in the event Lessor or Lessee shall be delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, riots, insurrections, the failure to act, or default of another party, war, or other reason beyond Lessor's or Lessee's control (individually "Force Majeure"), then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay. Within ten (10) business days following the occurrence of Force Majeure, the party claiming a delay due to such event shall give written notice to the other setting forth a reasonable estimate of such delay, provided that failure to deliver the foregoing notice shall not prevent the force majeure event from excusing performance as set forth in the preceding sentence.

      41.16 MANAGEMENT AGREEMENTS. Lessee shall not engage any Management Company or allow any tenants, subtenants or sublessees of the Facility to engage any Management Company, without Lessor's prior written consent, which consent shall not be unreasonably withheld; provided, however, Lessor's rights relating to any Management Company as set forth in Section 16.2 hereof shall be at Lessor's sole and absolute discretion. Lessee shall, if required by Lessor, assign all of Lessee's rights under the Management Agreement to Lessor and Lessor shall be entitled to assign same to Lessor's lender. At the request of the Lessor from time to time, Lessee shall execute and deliver (and require the tenants, subtenants or sublessees to execute and deliver, if applicable) an assignment and/or subordination agreement relating to the Management Agreements, which assignment and/or subordination agreement shall be in such form and content as reasonably acceptable to Lessor and/or any lender providing financing to Lessor, and shall be delivered to Lessor within ten (10) days after Lessor's request. Lessee hereby agrees that all payments and fees payable under the Management Agreements are and shall be subordinate to the payment of the obligations under this Lease and all other documents executed in connection with this Lease and the Purchase Agreement. Lessee agrees that all Management Agreements entered into in connection with the Leased Property shall expressly contain provisions acceptable to Lessor which (i) require an assignment of the Management Agreements to Lessor upon request by Lessor, (ii) confirm and warrant that all sums due and payable under the Management Agreements are subordinate to this Lease, (iii) grant Lessor the right to terminate the Management Agreement (individually or collectively, if more than one (1)) upon an Event of Default or Default hereunder, (iv) require the Management Company to execute and deliver to Lessor within ten (10) days from Lessor's request an estoppel certificate, assignment and/or subordination agreement as required by Lessor and/or Lessor's lender providing financing to Lessor, in such form and content as is acceptable to Lessor and/or its lender, and (v) all fees due and payable under any Management Agreements, shall be subordinate to all monetary obligations under this Lease. At the request of the Lessor from time to time, Lessee shall execute and obtain from all parties subject to such Management Agreements executed written confirmation of such assignment or subordination, which shall be delivered to Lessor within ten (10) days from Lessor's request.

      41.17 GOVERNING LAW. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES (THE "APPLICABLE LAW").

      41.18 JURISDICTION AND VENUE. LESSOR AND LESSEE CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. LESSOR AND LESSEE AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS LEASE SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. LESSEE EXPRESSLY ACKNOWLEDGES THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND LESSEE AGREES NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY LESSOR IN SAID COURTS. FURTHER, LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO
ARTICLE XXXII HEREOF SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

      41.19 COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                                  ARTICLE XLII

                               MEMORANDUM OF LEASE

      Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease in which reference to this Lease and all options contained herein shall be made. The short form memorandum shall be in form suitable for recording and reasonably satisfactory to Lessor and Lessee; provided, however, such short form memorandum shall at a minimum contain such matters required by the laws of the state in which the Leased Property is located.

                     [SIGNATURES APPEAR ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective seals to be hereunto affixed and attested by their respective officers thereunto duly authorized.

                           LESSOR:

                           MPT OF BUCKS COUNTY, L.P.
                           BY:  MPT OF BUCKS COUNTY, LLC
                           ITS: GENERAL PARTNER

                           BY:  MPT OPERATING PARTNERSHIP, L.P.
                           ITS: SOLE MEMBER

                           By:  /s/ Edward K. Aldag, Jr.
                                ------------------------------------------------
                                Edward K. Aldag, Jr.
                           Its: President and Chief Executive Officer

                           LESSEE:

                           BUCKS COUNTY ONCOPLASTIC INSTITUTE, LLC

                           By:  /s/ Jerome S. Tannenbaum, M.D.
                                ------------------------------------------------
                                Jerome S. Tannenbaum, M.D.
                           Its: Chief Manager

STATE OF ALABAMA

JEFFERSON COUNTY

      On this, the _______ day of September, 2005, before me, a Notary Public for the State of Alabama, the undersigned officer, personally appeared EDWARD K. ALDAG, JR., known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and who acknowledged himself to be the President and Chief Executive Officer of MPT Operating Partnership, L.P., a Delaware limited partnership, which limited partnership is the sole member of MPT OF BUCKS COUNTY, LLC, a Delaware limited liability company, which limited liability company is the general partner of MPT OF BUCKS COUNTY, L.P., a Delaware limited partnership, and further acknowledged that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

      IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                           _____________________________________________________
                           Notary Public
                           Print Name:__________________________________________
[AFFIX SEAL]               My Commission Expires:_______________________________

STATE/COMMONWEALTH OF _______________

COUNTY OF __________________

      On this, the ________ day of September, 2005, before me, a Notary Public for the Commonwealth of Pennsylvania, the undersigned officer, personally appeared JEROME S. TANNENBAUM, M.D., known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and who acknowledged himself to be the Chief Manager of BUCKS COUNTY ONCOPLASTIC INSTITUTE, LLC, a Delaware limited liability company, and further acknowledged that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

      IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                           _____________________________________________________
                           Notary Public
                           Print Name:__________________________________________
[AFFIX SEAL]               My Commission Expires:_______________________________

                                    Exhibit A
                              PROPERTY DESCRIPTION

All that certain tract of land situated on the Westerly side of Tillman Drive, Bensalem Township, Bucks County, Pennsylvania, as shown on that ALTA/ACSM Land Title Survey prepared by Taylor Wiseman & Taylor, Chalfont, PA, dated May 12, 2005, most recently revised September 15, 2005, as follows:

Beginning at a common corner of Bucks County Hospital/MOB and the "ITT" property (tax parcel 2-35-1-8) on the Westerly legal right-of-way line of Tillman Drive, 60 feet wide.

1) Thence along the ITT property South 16 degrees 03 minutes 24 seconds West
80.60 feet to a concrete monument found;

2) Thence still along the ITT property South 09 degrees 39 minutes 43 seconds West 403.74 feet to a point;

3) Thence still along the ITT property South 80 degrees 20 minutes 17 seconds East 171.88 feet to a point;

4) Thence still along the ITT property South 44 degrees 27 minutes 04 seconds East 80.00 feet to a corner in line of the boundary of Glenview Corporate Center and along various adjoining property owners;;

5) Thence along the boundary of Glenview Corporate Center South 45 degrees 32 minutes 56 seconds West 345.00 feet to a point;

6) Thence still along the boundary of Glenview Corporate Center South 30 degrees 16 minutes 44 seconds West 676.04 feet to a point, a corner of remaining lands of tax parcel 2-35-1 of which this was a part;

7) Thence along tax parcel 2-35-1 North 59 degrees 43 minutes 16 seconds West
26.81 feet to a point;

8) Thence still along parcel 2-35-1 North 04 degrees 53 minutes 26 seconds East
99.20 feet to a point;

9) Thence still along parcel 2-35-1 North 28 degrees 05 minutes 21 seconds East
36.24 feet to a point;

10) Thence still along parcel 2-35-1 North 01 degree 18 minutes 13 seconds West
19.91 feet to a point;

11) Thence still along parcel 2-35-1 North 23 degrees 51 minutes 58 seconds East
501.50 feet to a point;

12) Thence still along parcel 2-35-1 North 80 degrees 05 minutes 18 seconds West
217.44 feet to a point;

13) Thence still along parcel 2-35-1 North 01 degree 18 minutes 13 seconds West
182.67 feet to a point;

14) Thence still along parcel 2-35-1 North 12 degrees 22 minutes 52 seconds West
136.82 feet to a point;

15) Thence still along parcel 2-35-1 North 62 degrees 45 minutes 33 seconds West
47.59 feet to a point;

16) Thence still along parcel 2-35-1 North 05 degrees 32 minutes 12 seconds West
140.76 feet to a point;

17) Thence still along parcel 2-35-1 North 13 degrees 45 minutes 44 seconds West
377.69 feet to a point;

18) Thence still along parcel 2-35-1 North 32 degrees 14 minutes 28 seconds East
550.47 feet to a point;

19) Thence still along parcel 2-35-1 South 73 degrees 10 minutes 35 seconds East
250.00 feet to a point on the Westerly side of Tillman Drive;

20) Thence still along the Westerly side of Tillman Drive South 16 degrees 47 minutes 24 seconds Wset 182.15 feet to a point of curvature;

21) Thence still along Tillman Drive and a curve to the left having a radius of
235.00 feet the arc distance of 372.15 feet to the point of beginning.

                                   Exhibit B
                              PERMITTED EXCEPTIONS

1. Rights granted to Bell Telephone Company as in Land Record Books 172, Page 2269, 89, Page 868, 89, Page 872, and 262, Page 1975.

2. Rights to Philadelphia Electric Company as in Land Record Books 101, Page 746, 1165, Page 37, and 1803, Page 383.

3. Declaration of Protective Covenants as in Land Record Book 192, Page 1875, as shown on Survey (defined below).

4. Rights granted to Philadelphia Electric Company and Bell Telephone Company as in Deed Book 775, Page 482.

5.    Sewer Easement as in Deed Book 1288, Page 174.

6. Conditions disclosed by Plans recorded in Plan Books 259, Page 56A, and 299, Page 81, as shown on Survey (defined below).

7. Dedication of Documents of Completion to allow connection to the Sewer and Water Facilities as in Land Record Book 1588, Page 244 (Easement "B" affects subject parcel and is shown on the Survey defined below.)

8. Conditions disclosed by Record Plan of Bucks County Hospital/MOB to be recorded.

9. Conditions disclosed on that ALTA/ACSM Land Title Survey prepared by Taylor Wiseman & Taylor, Chalfont, PA, dated May 12, 2005, most recently revised September 15, 2005, as follows ("Survey"):

      a.    Detention basin berm shown;

      b.    30" RCP and 36" RCP shown; and

      c. Poquessing Creek (waters of he United States) runs adjacent to a portion of the land.

10. Rights or claims by parties in possession under the terms of any unrecorded lease or agreement(s) of sale, including, without limitation, that certain Lease between Bucks County Oncoplastic Institute, LLC and Beth DuPree, M.D. and Associates, P.C., effective as of September 1, 2005.

11.   Easements, or claims of easements, not shown by the public record.

                                   Exhibit C
                              EXISTING SUBLEASES

Lease between Bucks County Oncoplastic Institute, LLC and Beth DuPree, M.D. and Associates, P.C., effective as of September 1, 2005.

                                   Exhibit D
                                 LEASE GUARANTY

See attached